EXHIBIT 10.1

JOINT VENTURE

&

PARTNERSHIP AGREEMENT

Between

ENSURO GROUP OF COMPANIES LIMITED

And

GUSKIN GOLD GHANA LTD.

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JOINT VENTURE & PARTNERSHIP AGREEMENT

This JOINT VENTURE PARTNERSHIP AGREEMENT (“Agreement”) is made and entered into as of the date first set forth below with an effective date of 24th January 2022, (the “Effective Date”), by and between ENSURO GROUP OF COMPANIES LIMITED (“EGCL”), incorporated under the laws of the Republic of Ghana and GUSKIN GOLD GHANA LTD. (“GGGL”), incorporated under the laws of the Republic of Ghana. For purposes of this Agreement EGCL and GGGL are sometimes collectively referred to as the “Parties” and individually as a “Party” or as the “Partners” and individually as a “Partner”.

RECITALS

WHEREAS, Ensuro Group of Companies Limited is a company incorporated in Ghana and is duly authorized to conduct business in precious metals and in mining activities;

WHEREAS, Guskin Gold Ghana Ltd. is a company incorporated in Ghana and is in the process of becoming duly authorized to conduct business in precious metals and in mining activities, additionally, GGGL is a wholly owned subsidiarity of Guskin Gold Corp., a Nevada corporation (“GKIN”). GKIN is a publicly traded corporation in the United States under the ticker symbol “GKIN” with its head office in Santa Clara, California;

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the terms and conditions of a Joint Venture & Partnership (the “Partnership”) between themselves relating to precious metal, minerals and mining exploration activities in the Country of Ghana;

WHEREAS, EGCL wishes to grant to GGGL an exclusive seventy (70%) percent ownership interest in that certain project, located in the Country of Ghana in which EGCL has an interest known as the Tepa concession (the “Tepa Concession”). The “Tepa Concession” covers a total surface area of fifty (50) acres and is located in the Ashanti Region of Ghana;

WHEREAS, upon the execution of this Agreement, the Parties wish to enter into an unincorporated contractual joint venture in respect of the exploration, development, exploitation and operation of the Tepa Concession on the terms and conditions as set forth in this Agreement and as set forth in SCHEDULE A hereto; and,

NOW THEREFORE THIS AGREEMENT WITNESSED, that in consideration of the premises and the mutual covenants, agreements and conditions herein contained, it is hereby covenanted, agreed, and declared by and among the Partners (as defined herein) as follows:

ARTICLE 1

INTRODUCTION

1.1 Definitions. In this Agreement (as defined herein), unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings ascribed below:

(a) “Accountants” means such firm of accountants as the Partners may from time to time determine to be the accountants of the Partnership (as defined herein);

(b) “Agreement”, “this Agreement”, “hereto”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement and not to any Article, Section, or other portion hereof, and include any and every instrument supplemental or ancillary to or in implement hereof;

(c) “Business” means any business or businesses carried on by the Partnership as may be deemed by the Partners to be in the best interest of the Partnership and any other general business activities related or incidental thereto;

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(d) “Commercial Production” means, and is deemed to have been achieved, on: (i) the later of the date that the concentrator producing a mixed rare earth product and, if applicable, the separator producing separated rare earth products from ores derived from a property, other than for testing purposes, for a period of 90 consecutive production days; or, (ii) if a concentrator and/or separator is not erected in connection with the Project, when ores have been produced for a period of 90 consecutive production days.

(e) “Effective Date” means the date set forth in the preamble of this Agreement;

(f) “Fiscal Year” means January 1 to December 31;

(g) “Partner” means any one of EGCL or GGGL or any other partner admitted pursuant to the provisions of this Agreement, “Partners” means all of them, and the “Partnership” means the partnership established by this Agreement; and,

(h) “Person” means any individual, firm, corporation, partnership, joint venture, trustee or trust, government, or agency thereof, unincorporated association, or other entity and pronouns have a similarly extended meaning.

1.2 Number and Gender. Words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3 Governing Legislation. Except as expressly stipulated in this Agreement to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the laws of the Republic of Ghana or any successor legislation or other statute.

1.4 Recitals. The Partners agree that the foregoing Recitals are true and correct and are incorporated into the Agreement by this reference.

1.5 Purpose. The Parties acknowledge and agree that the overall intent and purpose of entering into this Agreement (the “Purpose”) is to prospect and explore for minerals in Ghana in order to determine whether the any certain property or concession contains a commercial rare earths deposit including, to do all things and take all steps reasonably necessary to bring a property (or any part thereof) into Commercial Production, and upon doing so, to Commercially Produce Minerals from the Property, and the Partners covenant and agree to do so diligently, in good faith and in accordance with good mineral exploration and development practice subject always to the terms and conditions of this Agreement.

ARTICLE 2

FORMATION OF PARTNERSHIP

2.1 Establishment. Subject to the terms and conditions hereof, the parties hereto agree to carry on the Business in Partnership.

2.2 Grant of Interest. EGCL hereby grants to GGGL an exclusive seventy (70%) percent interest in and to the Tepa Concession and in exchange GGGL shall contribute such funds reasonably necessary to develop and extract ore and to conduct all operational activities relating to the development and exploitation of the Tepa Concession, as more fully set forth in the Operating Agreement, attached hereto as Schedule A, and such other consideration in the form of shares of GKIN’s common stock, as more fully set forth in Section 3 below.

2.3 Term. Subject to the provisions of this Agreement, the Partnership shall commence as of the Effective Date and shall continue for a term ending on the earlier of:

(a) the date on which the Partnership is voluntarily dissolved by unanimous agreement of the Partners; or

(b) the date on which the Partnership is dissolved by operation of law.

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2.4 Partnership. The Parties hereby associate themselves in and constitute, with effect on and from the Effective Date, an unincorporated contractual joint venture in respect of the Tepa Concession for the following purposes:

(a) to carry out the exploration of the Tepa Concession, according to that Work Program and certain Operating Budget, which to be included as a Schedule to the Operating Agreement, as attached hereto;

(b) if results justify so doing, to make technical, commercial, and economic feasibility studies to establish whether or not the Tepa Concession is economically viable;

(c) if any Tepa Concession is considered technically, commercially, and economically viable, to develop one or more mines on the Tepa Concession and to commence and continue production of saleable mineral product on a commercial scale; and,

(d) any other activity in connection with or incidental to any of the foregoing.

2.5 Place of Business. The place of business of the Partnership shall be at such place or places as the Partners shall from time to time hereafter determine.

2.6 New Partners. No person shall be admitted as a Partner except with the unanimous consent in writing of the Partners.

ARTICLE 3

FINANCIAL MATTERS

3.1 Initial Resource Contributions and Requirements. The initial capital of the Partnership shall be:

(a) The first partner capital contribution made by EGCL to the partnership is in the form of the Tepa Concession, EGCL is a licensed leaseholder of Mining and Mineral Right’s on the Tepa Concession and holds its interest in the Tepa Concession pursuant to that certain lease agreement with the Government of the Republic of Ghana (hereinafter referred to as the “Government”) and the Ghana Ministry of Lands & Natural Resources (hereinafter referred as “MLNR”). The “Tepa Concession” covers a total surface area of fifty (50) acres and is located in the Ashanti Region of Ghana; and,

(b) The second partner capital contribution made by GGGL to the partnership shall be:

(i) to furnish such capital necessary to fund the exploration, development, and exploitation of the Tepa Concession (“Financing”) on the terms and conditions as set forth therein as full set forth in the Operators Agreement, attached hereto as Schedule A; and,

(ii) GGGL shall pay to EGCL an access fee of Three Hundred Thousand (GH₵300,000) Ghana Cedi upon execution of this Agreement (the “Access Fee”). The Access Fee shall be treated as a loan to EGCL from GGGL which will be repaid from the initial monies earned form the exploration, development, or exploitation of the Tepa Concession. For the avoidance of doubt, the Access Fee shall be repaid to GGGL prior to any other funds earned by the Joint Venture being distributed to EGCL or any other third parties with an interest in the Tepa Concession.

(c) The initial valuable contributions by each of the Partners shall be credited to the capital ledger (“Capital Ledger”) of each Partner. The following provisions of this Section 3.1 shall apply in respect of the valuable contributions of the Partners:

(i) the contributions to the Partnership shall belong to the Partners in the proportionate share of the Partnership. Each contribution is acceptable to the other for the value contributed equal to the value received;

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(ii) any further contribution of capital required by the Partnership may be contributed to the Partnership by any one or both Partners without limitation as to the number of resources further contributed and any such additional capital contribution shall be treated in the same manner as the initial capital contributions above set out and shall have no dilution factors associated with the percentage ownership of the Partnership going forward;

(iii) Each Partner shall be entitled to an interest in the amount of an equal 50% for its initial contribution to the Partnership.

3.2 Profits, Losses, and Other Financial Matters. In each Fiscal Year all items of income and gain, and expenses and loss of the Partnership shall be determined by the Capital Ledger of the Partnership at the end of each Fiscal Year.

3.3 Net Profits and Losses.

(a) Subject to the terms and conditions of each Operating Agreement, the net profits, if any, of the Partnership as determined at the end of each such Fiscal Year shall be allocated among the Partners in proportion to the respective “Capital Account(s)” of each of the Partners as calculated at the end of each such Fiscal Year.

(b) All expenses incurred during the business and all losses, if any, arising therefrom shall be borne out of the earnings of the business, or in the case of a deficiency, the losses shall be allocated amongst the Partners pro rata to their respective percentage ownership in the Partnership at the end of each such Fiscal Year.

3.4 Drawings. Each of the Partners may draw out of the Partnership, from time to time, on account of its share of the net profits for the current year, a sum not exceeding their respective ownership share. Any sums drawn out by any Partner in excess of its share of the net profits for any such year shall be repaid in full to the Partnership unless otherwise unanimously agreed by the Partners.

3.5 Financial Statements. Proper accounts shall be kept of all transactions of the business and at the end of each Fiscal Year or as soon thereafter as possible, a statement shall be prepared showing the income and expenses of the business for the past year and what belongs and is due to each of the partners as its share of the profits.

3.6 Encumbrance of Partnership Interest. Neither partner shall, without the previous consent in writing of the other, sign or encumber its share or interest in the Partnership.

3.7 Payment of Obligations. Each of the Partners shall punctually pay and discharge its separate debts, liabilities, obligations, duties, and agreements whether at present or future and keep indemnified the Partnership property and the other partner from all actions, proceedings, costs, claims, and demands of every nature.

3.8 Indemnification. If at any time either of the Partners is required to pay or become liable for more than its proportion of the Partnership debts as provided for in this agreement, that partner shall have as against the other Partner a right of recovery of the appropriate proportion of the payment or indemnification against such liability, and the Partner shall have, on becoming liable for such debt, the first lien or charge on the capital and all other interest or interests of the offending partner in the Partnership business.

ARTICLE 4

MANAGEMENT

4.1 Management. Final authority, management and control of the business and affairs of the Partnership shall be vested in the Partners.

4.2 Action of the Partners. The powers of the Partners may be exercised by resolution passed at a meeting of the Partners or by resolution consented to by the signatures of the Partners.

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4.3 Delegation of Authority.

(a) It is hereby established that GGGL will be and shall have full authority of the Partners to operate the business on a day-to-day basis, on an ongoing basis with a full support from EGCL. GKIN, as the “operating partner”, will have all decision-making capabilities with respect to running the operations on a day-to-day basis and shall be allowed to make all operational decisions for this purpose. Excluding, keeping all concessions or ownership interest current with the Title Holders and Government of Ghana, which shall be the responsibility of EGCL.

(b) The Partners may at any time, and from time to time, by resolution passed at a meeting of the Partners delegate any power or authority relating to the management of the business and affairs of the Partnership to any Partner and the exercise of any such authority or authority by such Partner shall be valid and binding upon all partners until such power or authority has been rescinded by resolution.

4.4 Place of Meeting. Meetings of the Partners shall be held at the principal office of the Partnership, or, at such other place as the Partners may, by unanimous agreement, determine.

4.5 Calling of Meetings. Meetings of the Partners shall be held from time to time at such time and on such day without notice as any Partner may determine.

4.6 Power of Attorney. Each Partner grants to the other partner for such time as he remains a Partner to this agreement, an irrevocable power of attorney for the purposes of filing any notices or registrations as may be required by law in connection with the existence or carrying on of the business of the partnership on a day-to-day basis.

4.7 Fiscal Year. Until changed with the unanimous approval of the Partners, the Fiscal Year shall be the fiscal year of the Partnership.

4.8 Banking Arrangements. The Partners agree that the Partnership shall enter banking arrangements with any bank or banks or other financial institutions as the Partners shall agree on. All cheques, drafts and other instruments and documents on behalf of the Partnership may be signed by any one of the authorized Partners alone, unless otherwise agreed between the Parties. All Partnership money shall, when received from time to time, be paid and deposited with the bankers of the Partnership to the credit of the Partnership account.

4.9 Books and Records. Complete and accurate books of account shall be kept at the principal place of business of the Partnership and shall show the condition of the business and finances of the partnership, and each Partner shall have access to, and may inspect and copy, any part thereof.

4.10 Partnership Property. Unless otherwise unanimously agreed by the Partners or unless registered in the name of a trustee, all Partnership property shall be registered in the name of the partnership in proportion to ownership of each Partner.

ARTICLE 5

DETERMINATION OF PARTNERSHIP

5.1 General. Except as expressly permitted in this Article 5, or as otherwise unanimously agreed to in writing by the Partners, no Partner may sell, assign, convey, transfer, mortgage, charge or otherwise encumber all or any part of its share or interest in the Partnership.

5.2 Dissolution. The Partnership shall be dissolved at any time by unanimous resolution of the Partners passed at a meeting of the partners called for that purpose. The Partnership may also be terminated by unanimous agreement in writing signed by all the Partners.

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5.3 Determination. In the event of the dissolution of the Partnership, the Partnership shall terminate, and a proper accounting shall be made of the capital and income accounts of each Partner and the profit or losses of the Partnership to the date of dissolution by the accountants. The assets of the Partnership shall be liquidated, and the proceeds of such liquidation shall then be distributed as follows, unless the Partners otherwise unanimously agree:

(a) firstly, to repay all costs, credits, debts, expenses, liabilities, and obligations of the Partnership;

(b) secondly, to pay to each Partner its share of the capital; and,

(c) thirdly, to divide the surplus, if any, between the partners in the proportions in which they are entitled to share in profits.

In the event that such liquidation proceeds shall not be sufficient to satisfy the liabilities of the Partnership, each of the Partners shall contribute its pro rata share, as determined in accordance with their individual ownership of the Partnership, of such further funds as shall be necessary to satisfy in full, the liabilities of the Partnership.

5.4 Agreements with Transferees. In the event that any Partner (in this Section 5.4 called the “Transferor”), pursuant to the terms and conditions hereof, purports to transfer all, but not less than all, of its interest or share in the partnership to any person (such person in this Section 5.4 called the “Transferee”), then no such transfer shall be made or shall be effective until the transferee enters into an agreement with the other Partner hereto whereby the transferee agrees to assume and be bound by all of the obligations of the transferor and to be subject to all of the terms and conditions of this agreement.

5.5 Restraining Order. If any Partner shall at any time purport to transfer, charge or mortgage its interest or share or any part thereof in the partnership in violation of the provisions of this agreement, then the other Partner shall, in addition to any rights and remedies which may be available to such partner, at law or in equity, be entitled to a decree or order restraining or enjoining such transfer, charge, or mortgage.

ARTICLE 6

GENERAL

6.1 Headings. The headings of any Article, Section or part thereof are inserted for purposes of convenience only and shall not form part hereof and shall not be considered in the interpretation hereof.

6.2 Notices. Any notice, demand, request, consent, agreement or approval which may or is required to be given pursuant to this agreement shall be in writing and shall be sufficiently given or made if served personally upon the party or a representative or officer of the party for whom it is intended, or mailed by certified or registered mail, postage prepaid, or telecopied, or electronically mailed to the appropriately addressed at such address to such officers as a party may from time to time advise to the other parties by notice in writing. The date of receipt of any such notice, demand, request, consent, agreement, or approval if served personally shall be deemed to be the date of delivery thereof, or if mailed as aforesaid, the second business day following the date of mailing, or if delivered via telecopier, or electronically mailed the business day following transmission.

6.3 Governing Law. The validity and interpretation of this agreement shall be governed exclusively by the laws of the Republic of Ghana applicable therein.

6.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect any other provision hereof, but this agreement shall be construed and enforced as if such invalid or unenforceable provision was omitted.

6.5 Effective Date. Notwithstanding the actual date of execution hereof, this agreement shall be effective as of and from the Effective Date.

6.6 Entire Agreement. This Agreement embodies the entire and final agreement of the Partners with regard to the Partnership and no representations, warranties, agreements, understandings, verbal or otherwise, exist between the Partners except as herein expressly set out.

6.7 Amendments. No amendment, alteration, change, qualification or modification of this agreement shall be valid unless it is in writing and signed by each Partner hereto and any such amendment, alteration, change, qualification or modification shall be adhered to and have the same effect as if they had been originally embodied in and formed a part of this agreement.

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6.8 Time. Time is of the essence of this agreement and of every part hereof.

6.9 Further Assurances. The Partners hereto, and each of them, covenant and agree that each of them shall and will, upon reasonable request of the other Partners, make, do, execute or cause to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances whatsoever for the better or more perfect and absolute performance of the terms and conditions of this agreement.

6.10 Endurement. This Agreement and the provisions hereof shall endure to the benefit of and shall be binding upon the Parties hereto and their respective successors and permitted assigns.

6.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

IN WITNESS, WHEREOF the Parties hereto have duly executed this Agreement as of the date first written above.

ENSURO GROUP OF COMPANIES LIMITED

Per:	/s/ George Owusu	Date: 1/31/22
Name: George Owusu
Title: Managing Director

GUSKIN GOLD GHANA LTD.

Per:	/s/ Naana Asante	Date: 2/7/22
Name: Naana Asante
Title: President and Director

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SCHEDULE A

OPERATING AGREEMENT

BY AND AMONG

ENSURO GROUP OF COMPANIES LIMITED

&

GUSKIN GOLD GHANA LTD.

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TEPA CONCESSION

OPERATING AGREEMENT

This OPERATING AGREEMENT, executed this 24th day of January 2022, is made as of the Effective Date by and among:

(1) ENSURO GROUP OF COMPANIES LIMITED, a company incorporated in Ghana with its registered office at Tepa Ahafo Ano North under registration number _______________; (hereinafter referred to as “EGCL”) duly authorized to conduct import export, exploration and in mining activities (hereafter referred to as “Non-Operator”); and,

(2) GUSKIN GOLD GHANA LIMITED, a company incorporated in Ghana with its registered office at 1st Floor, Number 5, Fifth Lane, Dr. Esther Ocloo Street Kuku Hill Osu, Accra, Ghana, under registration number CS130300621 (hereinafter referred to as “GGGL” or “Co-operator”) duly authorized to conduct business in precious metals and in mining activities in Ghana.

RECITALS

WHEREAS, EGCL entered into a Land Lease Agreement (“Lease Agreement”) covering that certain concession known as the Tepa Concession (hereinafter, the “Tepa Concession”) dated 14th December 2021 with the Government of the Republic of Ghana (hereinafter referred to as the “Government”) and the Ghana Ministry of Lands & Natural Resources (hereinafter referred as “MLNR”). The Tepa Concession covers a total surface area of fifty (50) acres and is located in the Ashanti Region of Ghana;

WHEREAS, Guskin Gold Ghana Ltd. is a company incorporated in Ghana and is in the process of becoming duly authorized to conduct business in precious metals and in mining activities, additionally, GGGL is a wholly owned subsidiarity of Guskin Gold Corp., a Nevada corporation (“GKIN”). GKIN is a publicly traded corporation in the United States under the ticker symbol “GKIN” with its head office in Santa Clara, California;

WHEREAS, the Parties now wish to enter into this Operating Agreement, covering the Tepa Concession, this concession shall be the subject property of this Operating Agreement;

WHEREAS, GKIN desires to acquire and receive seventy (70%) percent interest in the Tepa Concession as per the term and conditions set forth herein and in that certain Joint Venture Agreement to which this Operating Agreement is Schedule A; and,

WHEREAS, the Parties desire to define their respective rights and obligations with respect to each other and the operations under the Lease Agreement and this Operations Agreement; and,

NOW THEREFORE THIS AGREEMENT WITNESSED, that in consideration of the premises and the mutual covenants, agreements and conditions herein contained, it is hereby covenanted, agreed, and declared by and among the Partners (as defined herein) as follows:

AGREEMENT

ARTICLE I — DEFINITIONS

As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

1.1 Accounting Procedure means the rules, provisions and conditions set forth and contained in Exhibit A to this Agreement.

1.2 AFE means an “Authorization For Expenditure” pursuant to Article 6.6.

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1.3 Affiliate means, in relation to any Party, a company, partnership, person, persons or other legal entity which controls, or is controlled by, or which is controlled by an entity which controls, a Party. Control means the ownership directly or indirectly of more than fifty percent (50%) of the voting rights in a company, partnership, or legal entity.

1.4 Agreement means this Operating Agreement, together with the Exhibit attached to this Agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties associated with the Lease Agreement.

1.6 Block of Land means lands demarcated for the use of mineral exploration and mineral and diamond mining area of land in the Republic of Ghana, in good standing.

1.7 Business Day means a day on which the banks in Accra, Ghana are open for business.

1.8 Calendar Quarter means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31 according to the Gregorian Calendar.

1.9 Calendar Year means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

1.10 Commercial Discovery means any Discovery which the Operator declares to be a Commercial Discovery.

1.11 Completion means the area or zone ready for the reclamation phase.

1.12 Day means a calendar day unless otherwise specifically provided.

1.13 Deepening means an operation whereby an objective zone of the strata below the last deepest zone in which the extraction of precious minerals was previously excavated or drilled, proposed in the original execution plan (in the approved work program and budget) and other derivatives shall be construed accordingly.

1.14 Default Notice shall have the meaning ascribed in Article 7.1.

1.15 Defaulting Party shall have the meaning ascribed in Article 7.1.

1.16 Discovery means the discovery of other valuable or Finished Goods whose existence until that moment was unproven by prior exploration work.

1.17 Reserved.

1.18 Effective Date means the date this Agreement is effective as set forth in the Closing Conditions as set forth in Article 2.2.

1.19 Entitlement means a quantity of goods of which a Party has the right and obligation to take delivery pursuant to the Lease Agreement or, if applicable, an offtake agreement, and the terms of this Agreement, after adjustment for expenses and purities of the Finished Goods.

1.20 Exclusive Operations means exclusive operations pursuant to this Agreement.

1.21 Execution Plan means a plan for the execution and extraction of Finished Goods from the Lease Area.

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1.22 Finished Goods means all precious metals, including but not limited to gold, silver, etc., base metals including but not limited to copper, iron, etc., rare earth, industrial, and all gemstone minerals including but not limited to diamonds, gems, etc. with any commercial value what-so-ever.

1.23 GGSA or the Ghana Geological Survey Authority.

1.24 Government means the Government of The Republic of Ghana, including any state or municipal government or authority within Ghana, and any political subdivision or agency or instrumentality thereof, including without limitation to MLNR.

1.25 Gross Negligence means any act or failure to act by any Party, person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity, but shall not include any error or judgement or mistake by any director employee, agent or of such person or entity (including its Affiliates when acting for and on behalf of such person or entity) in the exercise, in good faith, of any function, authority or discretion conferred upon such person or entity.

1.26 In-kind means property, leases, existing infrastructure, and revenues and/or profits earned from operations that are put back into the operations of the project.

1.27 Tepa Concession means the Tepa Concession which covers a total surface area of fifty (50) acres and is located in the Ashanti Region of Ghana.

1.28 Lease Agreement means the Lease Agreement between the Title Holder and EGCL identified in this Agreement and any extension, renewal or amendment thereof agreed to in writing by the Parties and those law statutes, rules and regulations (including the minerals commission) with respect to the exploration, development and production of Finished Goods that govern such instrument or are incorporated by the terms of such instrument.

1.29 Lease Area has the meaning given in the Lease Agreement.

1.30 Lease Agreement Period means all periods of exploitation during which the production and removal of minerals is permitted.

1.31 MINCOM or the Minerals Commission of Ghana.

1.32 Minimum Work Obligations means those work and/or expenditure obligations specified in the Lease Agreement which must be performed during the then current Lease Agreement phase or period in order to satisfy the obligations of the Lease Agreement.

1.33 MLNR or The Ministry of Lands and Natural Resources of Ghana.

1.34 Operator means a Party to this Agreement designated as such in accordance with this Agreement.

1.35 Operations means those operations and activities carried out by the Operator or Operators pursuant to this Agreement, the costs of which are chargeable to and against the mining project.

1.36 Participating Interest means the undivided percentage interest of each Party in the rights and obligations derived from this Operating Agreement.

1.37 Party means any of the entities named in the first paragraph to this Agreement and any respective permitted successors or assigns and “Parties” means all of them.

1.38 Production Period means all periods of exploitation during which the production and removal of minerals and/or diamonds is permitted under the Lease Agreement.

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1.39 Profit Disbursement Account means a segregated account held by a Party that is exclusively in their entity’s names.

1.40 Profit Reserve Account means an account where profit disbursements are held for ninety (90) Days prior to distribution to the Parties.

1.41 Property means, at any point in time, all facilities, equipment, materials, information, funds, and the property held for use in the operations of the project.

1.42 Testing means an operation intended to evaluate the capacity of an Area or Zone of the strata to produce Finished Goods, including minerals and/or diamonds. Testing and Assays and other derivatives shall be construed accordingly.

1.43 Work Program and Budget means a work program for Operations and budget of the plan of execution therefor as described and approved in accordance with this Agreement.

1.44 Zone means a stratum of earth containing or thought to contain an accumulation of valuable minerals or diamonds.

ARTICLE II —EFFECTIVE DATE; TERM

2.1 Closing.

This Agreement will Close automatically without any action from either Party upon the execution of this Agreement (the “Effective Date”).

2.2 Term.

This Agreement shall be effective as of the Effective Date and shall continue in effect until the Lease Agreement terminates in connection with the Operations, and all precious Finished Goods, if applicable have been removed and disposed of, and final settlement has been made among the Parties.

Notwithstanding the preceding sentence:

(A) Article X shall remain in effect until all lands, areas and zones have been properly reacclimated; and,

(B) Section 4.5 and Article XIV shall remain in effect until all obligations, claims, arbitrations, and lawsuits have been settled or otherwise resolved.

Termination of this Agreement or Removal of the Operator, as per Section 4.10, shall not relieve any Party from liabilities which have accrued or been incurred prior to the date of termination.

ARTICLE III — SCOPE

3.1 Scope

(A) The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Lease Agreement, including without limitation the exploration, appraisal, development and production of Finished Goods, including, but not limited to, mineral reserves and diamond deposits from the Tepa Concession area.

(B) Without limiting the generality of Article 3.1(A), the following activities are part of the scope of this Agreement and are addressed herein:

(1) Exclusive Operations being conducted by the Operator(s).

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(2) Construction, operation, maintenance, repair, and removal of operational facilities located within the Tepa Concession.

(3) The Parties’ profit shares of the Finished Goods after the fulfillment of the sale of value Finished Goods provided for an Article 8.2;

(4) Any financing raised or the fulfillment of Future Finished goods to be delivered in an offtake agreement provided for in Article 8.2, made by the Operator for its share of the project operational expenses.

3.3 Participating Interests

(A) The Participating Interests of the Parties from the Tepa Concession area, as of the Effective Date are as follows:

EGCL	30.00%
GKIN	70.00%

To be certain and for the avoidance of doubt, EGCL prior to the execution of this Operating Agreement is the rightful owner of a one hundred (100%) percent interest in the Tepa Concession, EGCL hereby wishes to assign and transfer, as per this Operating Agreement, to GGGL a seventy (70%) percent ownerships interest in the Tepa Concession area.

(B) The Parties recognize the rights of the Government of Ghana receives a continuing, perpetual, and statutorily granted royalty of ten percent (10%) in all mineral operations conducted in the Republic of Ghana (the “Ghana Royalty”). The Ghana Royalty shall be paid for exclusively out of the ownership interest of EGCL.

(C) If a Party transfers all or part of its Participating Interest pursuant to any provision of this Agreement or a new Lease Agreement, the Participating Interests of the Parties shall be revised accordingly, if applicable.

(D) EGCL is the Licensed Leaseholders of Mining and Mineral Right’s Owners of the Tepa Concession.

3.3 Operation Financing; Consideration

(A) As consideration for GGGL’s Participating Interest in the Tepa Concession, GGGL shall provide financing (“Financing”) as necessary to explore, exploit and develop the Tepa Concession to be contributed to the exploration and development of the Tepa Concession.

(B) All funds advanced as per Article 3.3(A), must be mutually agreed to by both Parties and shall not be considered a capital contribution relating to the Operations, but shall be a debt due from Operation to GGGL to be repaid from proceeds derived from Operations, or upon the dissolution and liquidation of the Operation.

3.4 Ownership, Obligations and Liabilities

(A) Unless otherwise provided in this Agreement, all the rights and interests in and under the Lease Agreement, all Property and any mineral goods produced from the Lease Area shall be subject to the terms of the Lease Agreement, and this Operating Agreement to be owned by the Parties in accordance with their respective Participating Interests.

(B) Unless otherwise provided in this Agreement, the obligations the Parties under the Lease Agreement and all liabilities and expenses incurred by Operator(s) in connection with the project Operations shall be charged to the Project Account and all credits to the Operators Account first and all net profits shall be shared by the Parties, as among themselves, in accordance with their respective Participating Interests.

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(C) Each Party shall pay or contribute value when due, in accordance with the Accounting Procedure, the project expenses, including cash advances and/or the payment of debt financing obtained for operational purposes pursuant to this Agreement. The Parties agree that time is of the essence for payments owed and other valuable contributions under this Agreement. A Party’s payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.

ARTICLE IV — EXCLUSIVE OPERATIONS

4.1 Designation of Operator. GGGL shall act as the sole and exclusive operator (“Exclusive Operator”) of the Tepa Concession (GGGL is sometimes referred to hereinafter as the “Operator”). They agree to act as the Exclusive Operators in accordance with the terms and conditions of the Lease Agreement and this Operating Agreement, which terms and conditions shall apply to any successor operator.

4.2 Rights and Duties of Operator

(A) Subject to the terms and conditions of this Agreement, Operator shall have all the rights, functions and duties as the Operator under the Lease Agreement and shall have exclusive charge of, and shall conduct, all Operations. Operator may employ independent sub-contractors and/or agents (which may include Affiliates of Operator) in such Operations.

(B) In the conduct of Operations, Operator shall:

(1) Perform Operations in accordance with the provisions of the Lease Agreement, and this Operating Agreement;

(2) Conduct all Operations in a diligent, safe, and efficient manner in accordance with good, prudent, and responsible in-field mining practices and conservation and environmental principles generally followed by the responsible international mining industry under similar circumstances;

(3) Subject to Article 4.6 and the Accounting Procedure, either gain a profit or suffer a loss as a result of being the Operator in its conduct of Operations, provided that Operator may rely upon specific accounting practices not in conflict with the Accounting Procedure;

(4) Perform the duties set out in Article V, and prepare and submit to the Parties the proposed Work Programs, Budgets and AFEs as provided in Article VI;

(5) Upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have, at all reasonable times and at their own risk and expense, reasonable access to the Operations with the right to observe all such Operations and to inspect all Property and to conduct financial audits as provided in the Accounting Procedure;

(6) Carry out the obligations of Operator pursuant to the Lease Agreement, including, but not limited to, preparing, and furnishing such reports, records and information as may be required pursuant to the Lease Agreement;

(7) Have the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Lease Agreement and Operations. Operator shall notify the other Parties as soon as possible of any such meetings. Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government or with MINCOM or GGSA with respect to any issue to its particular business interests arising under the Lease Agreement or this Agreement, but in such event such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the Parties any matters discussed to the extent the same involve proprietary information on matters not affecting the Parties; and,

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(10) Take all necessary and proper measures for the protection of life, health, the environment, and property; provided, however, that in the case of an emergency, Operator shall immediately notify the Parties of the details of such emergency and measures.

4.3 Employees of Operator. Subject to the Lease Agreement and this Agreement, Operator shall determine the number of employees, the selection of such employees, the hours of work and the compensation to be paid all such employees in connection with Operations. Operator shall employ only such employees, agents and sub-contractor arrangements as required by good, prudent, and responsible in-field international mining practices and as are reasonably necessary to conduct Operations. The Operator will, whenever possible, hire employees from the region of the Lease Area.

4.4 Information Supplied by Operator

(A) Operator shall provide EGCL, as necessary, the following data and reports as they are currently produced or compiled from the Operations:

(1) Copies of all logs or finished project surveys,

(2) Any production progress reports,

(3) Copies of all tests, assays, and core analysis reports,

(5) Copies of the final geological and geophysical maps and reports,

(6) Engineering studies, development schedules and annual progress reports on development projects, associated with various Lease Areas and Zone Depths within the concession,

(7) In-Field performance reports, including reserve estimates,

(8) Copies of all reports relating to Operations furnished by Operator to the Government or MINCOM and GGSA as the case maybe,

(9) Other reports as frequently as is justified by the activities or as instructed by the Parties; and,

4.5 Settlement of Claims and Lawsuits

(A) Operator shall promptly notify the Parties of all material claims or suits and such other claims and suits as the Operator may direct which arise out of operations or relate in any way to Operations. Operator shall represent the Parties and defend or oppose the claim or suit. Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of fifty thousand (US$50,000) exclusive of legal fees.

(B) Notwithstanding Article 4.5(A), each Party shall have the right to participate in any such suit, prosecution, defense, or settlement conducted in accordance with Article 4.5(A) at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the other Parties that it can do so without prejudicing the interests of the Parties.

4.6 Limitation on Liability of Operator

(A) EXCEPT AS SET OUT IN THIS ARTICLE 4.6 NEITHER THE PARTY DESIGNATED AS OPERATOR NOR ANY OTHER INDEMNITEE (AS DEFINED BELOW) SHALL BEAR (EXCEPT AS A PARTY TO THE EXTENT OF ITS PARTICIPATING INTEREST SHARE) ANY DAMAGE, LOSS, COST, EXPENSE OR LIABILITY RESULTING FROM PERFORMING (OR FAILING TO PERFORM) THE DUTIES AND FUNCTIONS OF THE OPERATOR, AND THE INDEMNITEES ARE HEREBY RELEASED FROM LIABILITY TO NON-OPERATORS FOR ANY AND ALL DAMAGES, LOSSES, COSTS, EXPENSES AND LIABILITIES ARISING OUT OF, INCIDENT TO OR RESULTING FROM SUCH PERFORMANCE OR FAILURE TO PERFORM. EVEN THOUGH CAUSED IN WHOLE OR IN PART BY A PRE-EXISTING DEFECT, THE NEGLIGENCE (WHETHER SOLE, OPERATORS OR CONCURRENT), GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF OPERATOR (OR ANY SUCH INDEMNITEE).

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(B) EXCEPT AS SET OUT IN THIS ARTICLE 4.6, THE PARTIES SHALL IN PROPORTION TO THEIR PARTICIPATING INTERESTS DEFEND AND INDEMNIFY OPERATOR AND ITS AFFILIATES, AND THE OFFICERS AND DIRECTORS OF BOTH (COLLECTIVELY, THE “INDEMNITEES”), FROM ANY AND ALL DAMAGES, LOSSES, COSTS, EXPENSES (INCLUDING REASONABLE LEGAL COSTS, EXPENSES AND ATTORNEYS’ FEES) AND LIABILITIES INCIDENT TO CLAIMS, DEMANDS OR CASES OF ACTION BROUGHT BY OR ON BEHALF OF ANY PERSON OR ENTITY, WHICH CLAIMS, DEMANDS OR CAUSES OF ACTION ARISE OUT OF ARE INCIDENT TO OR RESULT FROM OPERATORS OPERATIONS EVEN THOUGH CAUSED IN WHOLE OR IN PART BY A PRE-EXISTING DEFECT, THE NEGLIGENCE (WHETHER SOLE, OPERATORS OR CONCURRENT), GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL FAULT OF OPERATOR (OR ANY SUCH INDEMNITEE).

(C) Nothing in this Article 4.6 shall be deemed to relieve the Party designated as Operator from its Participating Interest share of any damage, loss, cost, expense, or liability arising out of, incident to, or resulting from Operations.

(D) NOTWITHSTANDING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL ANY INDEMNITEE (EXCEPT AS A PARTY TO THE EXTENT OF ITS PARTICIPATING INTEREST) BEAR ANY DAMAGES, LOSS, COST, EXPENSE OR LIABILITY FOR ENVIRONMENTAL, CONSEQUENTIAL, PUNITIVE OR ANY OTHER SIMILAR INDIRECT DAMAGES OR LOSSES, INCLUDING BUT NOT LIMITED TO THOSE ARISING FROM BUSINESS INTERRUPTION, INABILITY TO PRODUCE MINERALS, DIAMONDS OR FINISHED GOODS, LOSS OF PROFITS, POLLUTION CONTROL AND ENVIRONMENTAL RECLAMATION OR REHABILITATION.

4.7 Reserved.

4.8 Commingling of Funds. Operator may commingle with its own funds the monies which Operator receives from or for the Project Account pursuant to this Agreement.

4.9 Resignation of Operator. Subject to Article 4.11, GGGL may resign as Operator at any time by so notifying EGCL at least one hundred and twenty (120) Days prior to the effective date of such resignation.

4.10 Removal of Operator

(A) Subject to Article 4.11, GGGL may be removed upon receipt of notice from EGCL if:

(1) An order is made by a court, or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator,

(2) Operator dissolves, liquidates, is wound up, or otherwise terminates its existence,

(3) Operator becomes insolvent, bankrupt or makes an assignment for the benefit of creditors, or

(4) A receiver is appointed for a substantial part of Operator assets.

(B) Subject to Article 4.11, Operator may be removed by the decision of the other Party or Title Holder if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from the other Party or Title Holder detailing the alleged breach or failed to diligently pursue the cure to completion. Any decision of the other Party or Title Holder to give notice of breach to Operator or to remove Operator under this Article 4.10(B) shall be made by an affirmative vote of the other Party and Title Holder.

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ARTICLE V — OPERATIONAL MEETINGS

 5.1 Contents of Meeting Notice

(A) Each notice of a meeting by Operator shall contain:

(1) The date, time, and location of the meeting, and

(2) An agenda of the matters and proposals to be considered upon.

(B) A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

5.2 Location of Meetings. All meetings shall be held in the Operator’s offices in East Legon, Accra or elsewhere as may be decided as otherwise. Additionally, all meetings shall be accessible via remote connection (i.e. Zoom, Skype, Google Meeting, etc.) and shall be recorded and made available to any Party unable to attend such meeting.

5.3 Operator’s Duties for Meetings

(A) With respect to meetings of the Operator, Operator’s duties shall include, but not be limited to:

(1) Timely preparation and distribution of the agenda,

(2) Organization and conduct of the meeting, and

(3) Preparation of a written record or minutes of each meeting.

5.4 Notice & Proposal Consideration. In lieu of a meeting, any Party may submit any proposal to the Operator for a consideration, by notice. The proposing Party or Parties shall notify Operator who shall give each representative notice describing the proposal so submitted. Each Party shall communicate its willingness to proceed with such a proposal by giving notice to Operator, on said proposals.

ARTICLE VI — WORK PROGRAMS AND BUDGETS

6.1 Exploration and Appraisal

(A) Not less than sixty (60) days prior to each date on which a Work Program and Budget is scheduled to begin Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Operations to be performed for the relevant Calendar Year.

(B) If a Discovery is made, Operator shall deliver any notice of Discovery required under the Lease Agreement and shall as soon as possible submit to the Parties a report containing available details in a new proposal (“Proposal”) concerning the Discovery and Operator’s recommendation as to whether the Discovery merits appraisal. If the Operator determines that the Discovery merits appraisal, Operator within thirty (30) Days, shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery or additional proposal within fourteen (14) Days of such delivery, or earlier, if necessary, to consider, modify and then either approve or reject the appraisal Work Program and Budget. If the appraisal Work Program and Budget is approved by the Parties, the Operator shall take such steps as may be required under the Lease Agreement to secure approval of the appraisal Work Program and Budget by the necessary Government entities. In the event the Government requires changes in the newly proposed appraisal Work Program and Budget, the matter shall be resubmitted for further consideration.

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(C) The Work Program and Budget agreed pursuant to this Article 6.1 shall include the Minimum Work Obligations, or at least that part of such Minimum Work Obligations required to be carried out during the Calendar Year in question under the terms of this Agreement. If within the time periods prescribed in this Article 6.1 by the Parties unable to agree on such a Work Program and Budget, then the proposal capable of satisfying the Minimum Work Obligations for the Calendar Year in question that receives the largest Participating Interest approval the Operator may proceed forward and the Exclusive Operation shall be deemed adopted as part of the annual Work Program of the new discovery proposal shall be considered added to the required Minimum Work Obligation for the given Calendar Year, but maintain a separate Budget only to be paid for from the Operators account and the Project Account. An Exclusive new Operation shall bare Participating Interest share according to the in-kind contributor’s portion.

(D) Any originally approved Work Program and Budget may be revised by the Parties from time to time. To the extent such revisions are approved by the Parties, the Work Program and Budget shall be amended accordingly. The Operator shall prepare and submit a corresponding work program and budget amendment to the Government if required by the terms of the Lease Agreement.

(E) Subject to Article 6.7, approval of any such Work Program and Budget, which includes, an Exploration Expenditures Estimate, Drilling, and testing, and or Development or Deepening, shall include approval for all expenditures necessary for Extraction Processes.

6.2 Development & Discovery Development(s)

(A) If the Operator determines that a Discovery may be commercial, the Operator shall, as soon as practicable, deliver to the Parties a development plan together with the first annual Work Program and Budget and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, inter alia (collectively hereinafter, a “Development Plan”):

(1) Details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis,

(2) An estimated date for the commencement of production,

(3) A delineation of the proposed Exploitation Area and/or level of Strata, and

(4) Any other information requested by the Parties.

(B) After receipt of the Development Plan and prior to any applicable deadline under this Agreement, the Operators shall consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget, to be considered the original Development Plan, for the development submitted by Operator. If the Development Plan is approved by the Parties (“Consenting Parties”) Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under this Agreement and take such other steps as may be required under the Lease Agreement to secure approval of the Development Plan by the Government, if additional approvals are required and applicable. In the event the Government requires changes in the Development Plan, the matter shall be resubmitted to the Parties for further consideration.

(C) If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Program and Budgets, and Operator shall endeavor to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Original Development Plan and adopt the additional Work Program as Minimum Work Obligations, for the Calendar Year.

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6.3 Production. On or before the 1st Day of January of each Calendar Year, Operator shall deliver to the Parties a proposed production Work Program and Budget detailing the Operations to be performed in the Lease Area and the projected production schedule for the following Calendar Year. Within fourteen (14) Days of such delivery, the Parties shall agree upon a production Work Program and Budget within (14) Days or no later than February 1st of that Calendar Year.

6.4 Itemization of Expenditures

(A) During the preparation of the proposed Work Programs and Budgets unless additional new Discoveries are made that warrant a sperate new Proposal to be contemplated in this Article VI, Operator shall consult, as necessary, with the other Parties regarding the contents of such Work Programs and Budgets and Development Plans.

(B) Each Work Program and Budget and Development Plan submitted by Operator shall contain at itemized estimate of the costs of Operations and all other expenditures to be made for the Project Account during the Calendar Year in question and shall, inter alia:

(1) identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question,

(2) include such reasonable information regarding Operator’s allocation procedures and estimated manpower costs as the Operations may require,

(3) comply with the requirements of the Lease Agreement, and

(4) contain an estimate of funds to be expended by Calendar Year.

(C) The Work Program and Budget shall designate the portion or portions of the Lease Area in which Operations itemized in such Work Program and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operator may deem suitable.

6.5 Operation Estimates

(A) Operator shall:

(1) Complete the development of operations process within a reasonable period of time,

(2) Inform the Parties of the entities to whom the sub-contracting work has been awarded and assigned to as Affiliates of the Operator or sub-contractors to the Operator,

(3) If it is determined that additional Parties are to be engaged in a Work Program and the Estimate of said work is in excess of US$200,000 dollars the Operator shall duly inform the Parties and seek consent prior to engaging with or Operations with sub-contractor for additional Work Programs and

(4) Upon the request of a Party, provide such Party with a copy of the final version of the sub-contracted Work Program awarded arrangement.

6.6 Authorization for Expenditure (“AFE”) Procedure

(A) Prior to incurring any commitment or expenditure for the Project Account not pre-approved in the Annual Work Program and Budget, the Operator will issue an AFE for items of a capital nature and for work, of the original annual budgeted amounts, if such amounts have changed.

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The above will apply to exploration or appraisal, development and production Work Programs and Budgets. Notwithstanding the above, Operator shall not be obliged to furnish an AFE to the Parties with respect to any Minimum Work Obligations, approved in the Annual Budget.

(B) All AFEs shall be for informational purposes only. Approval of an operation in the current Work Program and Budget shall authorize Operator to conduct the operation (subject to Article 6.7) without further authorization from the Parties.

6.7 Over expenditures of Work Programs and Budgets

(A) For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without further approve of the Parties an over expenditure for such line item up to ten percent (10%) of the authorized amount for such line item, provided that the cumulative total of all over expenditures for a Calendar Year shall not exceed five percent (5%) of the overall total Work Program and Budget.

(B) At such time that Operator is certain that the limits of Article 6.7(A) will be exceeded, Operator shall furnish a supplemental AFE for the estimated over expenditures and shall provide the Parties with full details of such over expenditures. Operator shall promptly give notice of the amounts of over expenditures when actually incurred or prior to such overages being incurred.

(C) The restrictions contained in this Article VI shall be without prejudice to Operator’s rights to make expenditures as set forth herein.

ARTICLE VII — DEFAULT

7.1 Default and Notice. Any Party that fails, objects, or refuses to pay, from the Profit Reserve Account and/or Non-Operations Profit Disbursement Account or contribute when due its Participating Interest share of Project Account expenses, shall be in default under this Agreement (a “Defaulting Party”). Operator, or any non-defaulting Party in the case Operator is the Defaulting Party, shall promptly give notice of such default to the Defaulting Party and each of the non-defaulting Parties (the “Default Notice”). The amount not paid by the Defaulting Party shall bear interest from the date due until paid in full. Interest shall be calculated at the prevailing commercial bank interest rate set by the nominated project bank, where the Parties Accounts are held.

7.2 Allocation of Defaulted Accounts

(A) The Party providing the Default Notice pursuant to Article 7.1 shall include in the Default Notice to each non-defaulting Party a statement of the sum of money that the non-defaulting Party is to pay as its portion (such portion being in the ratio that each non-defaulting Party’s Participating Interest bears to the Participating Interests of all non-defaulting Parties) of the amount in default (excluding interest), subject to the terms of this Article 7.3. If the Defaulting Party remedies its default in full within five (5) Business Days from the date of the Default Notice, the notifying Party shall promptly notify each non-defaulting Party by telephone and electronic mail, and the non-defaulting Parties shall be relieved of their obligation to pay a share of the amounts in default. Otherwise, each non-defaulting Party shall pay Operator, within five (5) Business Days after receipt of the Default Notice, its share of the amount which the Defaulting Party failed to pay. If any non-defaulting Party fails to pay its share of the amount in default as aforesaid, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article VII. The non-defaulting Parties which pay the amount owed by any Defaulting Party shall be entitled to receive their respective shares of the principal and interest payable by such Defaulting Party pursuant to this Article VII.

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(B) If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Project Account, Profit Reserve Account and/or Profit Disbursement Account, costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured or a successor Operator appointed. The notifying Party shall maintain such funds in a segregated account separate to funds held in the Project Account and shall apply such funds moved to the Profits reserve Account for at least ninety (90) Days to ensure adequate capital reserves to third party claims due and payable of which it has notice, before moving to the Profit Disbursement Accounts, to the extent Operator would be authorized to make such payments out of the Profit Reserve Account under the terms of this Agreement. The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third-party charges that become due and payable during such ninety (90) Day period to the extent sufficient funds are available. When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the Project Account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period. The notifying Party shall not be liable for damages, losses, costs, expenses, or liabilities arising as a result of its actions under this Article VIII except to the extent Operator would be liable under Article 4.6.

7.3 Remedies

(A) During the continuance of a default, the Defaulting Party shall not have a right to its Entitlement which shall vest in and be the property of the non-defaulting Parties. Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorized to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party hereunder (and apply such net proceeds toward the Profit Reserve Account, if applicable) until all such amounts are recovered and from the Profit Reserve Account or other account of the defaulting Party as the case may be. Any surplus remaining shall be reinstated to the Defaulting Party, and/or any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties. When making sales under this Article 7.3(A), the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production of goods is sold.

(B) If Operator disposes of any Project Property or any other credit or adjustment is made to the Project Account while a Party is in default. Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Participating Interest share of the proceeds of such disposal, credit or adjustment against all amounts owing by the Defaulting Party to the non-defaulting Parties hereunder (and toward the Profit Reserve Account, if applicable). Any surplus remaining shall be Reinstated to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

(C) The non-defaulting Parties shall be entitled to apply proceeds received from the Profit Reserve Account in an amount equal to the Defaulting Party’s Participating Interest share of (i) the estimated cost to surrender any Lease Areas and other property in which the Defaulting Party participated, (ii) the estimated cost of severance benefits for local employees upon cessation of operations and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations.

(D) If a Defaulting Party fails to remedy its default by the forty-fifth (45th) Day following the date of the Default Notice, then, without prejudice to any other rights available to the non-defaulting Parties to recover amounts owing to them under this Agreement each non-defaulting Party shall have the option, exercisable at any time thereafter until the Defaulting Party has completely cured its defaults, to require that the Defaulting Party completely withdraw from the Lease Agreement and this Operating Agreement, unless alternative arrangements have been made cure its defaults and mutually agreed to by all the Parties. Such option shall be exercised by alternative arrangement notice made to the Defaulting Party and each non-defaulting Party. If such option is exercised, the Defaulting Party shall be deemed to have transferred, pursuant to Article 12.6, effective on the date of the non-defaulting Party’s notice, all or part of its right, title and beneficial interest in and under this Agreement and the Lease Agreement to the non-defaulting Parties. The Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any and all acts required to be done by applicable law or regulation in order to render such transfer legally valid, including, without limitation, obtaining all governmental consents and approvals, and shall execute any and all documents and take such other actions as may be necessary in order to effect a prompt and valid transfer of the interests described above. The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on such transferred interests. For purposes of this Article 7.3(D), each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents the Government. Actions under this power of attorney may be taken by any Party individually without the joinder of the others. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest. If requested, each Party shall execute a form prescribed by the Parties setting forth this power of attorney in more detail. In the event all Government approvals are not timely obtained, the Defaulting Party shall hold its Participating Interest in trust for the non-defaulting Parties who are entitled to receive the Defaulting Party’s Participating Interest. Notwithstanding the terms of Article XII, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant this Article 7.3(D) shall be in proportion to the Participating interests of the non-defaulting Parties. The acceptance by a non-defaulting Party of any portion of a Defaulting Party’s Participating Interest shall not limit any rights or remedies that the non-defaulting Party has to recover all amounts (including interest) owing under this Agreement by the Defaulting Party.

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(E) The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

(F) The rights and remedies granted to the non-defaulting Parties and this Agreement shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties. Whether at law, in equity or otherwise. Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

7.5 Survival. The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Lease Agreement, surrender of Operations and termination of this Agreement.

7.6 No Right of Set Off. Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required. Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article VII, such Party hereby waives any right to raise by way of set off or invoke as a defense whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator, whether such claim arises under this Agreement or otherwise. Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.

ARTICLE XIII — DISPOSITION OF PRODUCTION

8.1 Right and Obligation to Take In-Kind. Except as otherwise provided in this Article XIII, each Party shall have the right and obligation to own, take in-kind contributions and separately dispose of the share of total production available to it from any Lease Area pursuant to the Lease Agreement and this Agreement in such quantities and in accordance with such procedures as may be set forth in an offtake agreement referred to in Article 8.2 or in the special arrangements by the Operator for the sale of goods in Article 8.2.

8.2 Offtake Agreement for Production or Goods. If gold is to be produced from a Lease Area, the Operator shall in good faith, and not less than one (1) month prior to first delivery of production or goods, enter into and conclude the terms of agreements to cover the offtake of production or finished goods produced under the Lease Agreement and this Operating Agreement. If necessary and practicable, also be party to the offtake agreement. This offtake agreement shall, to the extent consistent with the Lease Agreement and this Operating Agreement, make provision for:

(A) The Operator shall have the right to sell all Finished Goods produced at a 10% discount from world market price of Finished Goods or the requisite metalogical weight adjustment made for such delivery to the off taker or for the Project Account if above and beyond any off-take arrangement made by the Operator;

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(A) Operator’s regular periodic advice to the Parties of estimate of total available production for succeeding periods, quantities of each grade of goods relating to twenty-four carat or the equivalent and each Party’s share for as far ahead as is necessary for Operator and the Parties to plan offtake arrangements.

(C) The delivery point, at which title and risk of loss of Participating interest shares of goods shall pass to the Parties interested (or as the Parties may otherwise agree).

(D) Operator will make every effort to sell all goods including diamonds at the highest valuable price available at the time of disposal or sale of the goods.

ARTICLE IX — SURRENDER

9.1 Surrender of Lease Areas and Operations

(A) A decision to surrender any Lease Area which have been worked as an Operation shall require the approval of the Minerals Commission in accordance with the Lease Agreement.

(B) After delivery of notice of the Operator’s proposal to complete and/or surrender such Lease Areas in accordance, such Party shall be deemed to have consented to the proposed completion and surrender.

(C) When the Operator decides to complete and/or Surrender any part of the Lease Area, it will notify all the Parties according to the Lease Agreement and this Operating Agreement, this will also include any Exclusive Operations, within the time periods allowed, to conduct an alternate Exclusive Operation in the Lease Area, if applicable.

9.2 Surrender of Exclusive Operations. This Article IX shall apply mutatis mutandis to the surrender of an Exclusive Operation or any Lease Area in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such Area or strata level shall be notified and have the opportunity to conduct Exclusive Operations in accordance with the provisions of this Article IX).

9.3 Surrender Security. During preparation of a Development Plan, the Parties shall agree to the reclamation of lands, which shall be completed and executed by all Parties participating in such Development Plan prior to application for the reclamation of the Lease Area. The reclamation portion of any Lease Area shall set out the amount of the provision the parties shall provide for the surrender of operations and required, agree the same with the Government in accordance with the Lease Agreement.

ARTICLE X — SURRENDER, EXTENSIONS AND RENEWALS

10.1 Surrender

(A) If the Lease Agreement requires the Parties to surrender any portion of the Lease Area, Operator shall advise the Parties of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender. Prior to the end of such period, the Operator shall determine pursuant to Article IV the size and shape of the surrendered area, consistent with the requirements of the Lease Agreement.

(B) A surrender of all of the Lease Area shall require the unanimous consent of the Parties.

10.2 Extension of the Term

(A) A proposal by any Party to enter into or extend the term of any Exploration or Production Period or any phase of the Lease Agreement, or a proposal to extend the term of the Lease Agreement, shall be brought before the Parties pursuant to Article IV.

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(B) Any Party shall have the right to enter into or extend the term of any Exploration or Production Period or any phase of the Lease Agreement or to extend the term of the Lease Agreement is valid, regardless of the level of support of all the Parties. If any Party or Parties take such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article IX.

ARTICLE XI — TRANSFER OF INTEREST OR RIGHTS

11.1 Obligations

(A) Subject always to the requirements of the Lease Agreement and this Operating Agreement, the transfer of all or part of a Party’s Participating Interest, excepting transfers pursuant to this Article XI, shall be effective only if it satisfies the terms and conditions of this Article XI.

(B) The non-transferring Party shall be granted a sixty (60) day Right of First Refusal to purchase or otherwise acquire the transferring Parties Participating Interest, such purchase or acquisition shall be negotiated in good faith and each Party agrees to use reasonable efforts to allow the other to acquire the other’s Participating Interest.

(C) The transferring Party shall, notwithstanding the transfer, be liable to the other Parties for any obligations, financial or otherwise, which have vested, matured, or accrued under the provision of the Lease Agreement or this Operating Agreement prior to such transfer. Such obligations shall include, without limitation, any proposed expenditure approved by the Parties prior to the transferring Party notifying the other Parties of its proposed transfer.

(D) The transferee shall have no rights in and under the Lease Agreement, or the Lease Area, and this Operating Agreement unless and until it obtains any necessary approval of the Government and expressly undertakes in an instrument satisfactory, (e.g. Promissory Note) to the other Parties to perform the obligations of the transferor under the Lease Agreement, an Offtake Agreement and this Operating Agreement in respect of the Participating Interest being pledged and furnishes any acknowledgements of such instrument and accompanying paper work to that effect by the Government.

(E) Nothing contained in this Article XI shall prevent a Party from mortgaging, pledging, charging or otherwise encumbering all or part of its interest in the Lease Area’s Assets and in and under this Operating Agreement for the purpose of security relating to finance provided that:

(1) such Party shall remain liable for all obligations relating to such interest,

(2) the encumbrance shall be subject to any necessary approval of the Government and be expressly subdivided from the rights of the other Parties, if applicable under this Operating Agreement, and

(3) such Party shall ensure that any such mortgage, pledge, charge, or encumbrance shall be expressed to be without prejudice to the provisions of this Operating Agreement.

(F) With the sole exceptions of; any intended transfers of all or a portion of Participating Interest, whether directly or indirectly by assignment, merger, consolidation, or sale of stock or shares or other conveyance, other than to an Affiliate, shall be subject to the following procedure:

(1) Once the intended transferor Party and a proposed transferee (being a third party) have negotiated the final terms and conditions of an intended transfer, pledge, offtake agreement such final terms and conditions shall be disclosed in reasonable detail to all Parties in a notice from, and

(2) In the event that a Party’s proposed transfer of part or all of its Participating Interest involve consideration other than cash and/or involves other properties included in a wider transaction (package deal) then the Participating interest (or part thereof) shall be allocated a reasonable and justifiable cash value by the transferor in any notification to the other Parties. Such other Parities may satisfy the requirements by agreeing to pay such cash value in lieu of the consideration payable in the third-party offer or make mutually acceptable arrangements between the Parties to do so.

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ARTICLE XII — WITHDRAWAL FROM AGREEMENT

12.1 Right of Withdrawal

(A) Subject to the provisions of this Article XII, any Party may withdraw from this Agreement and the Lease Agreement by giving notice to all other Parties stating its decision to withdrawal. Such notice shall be unconditional and irrevocable when given.

(B) The effective date of withdrawal for a withdrawing Party shall be the end of the calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 12.9.

12.2 Partial or Complete Withdrawal

(A) Within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Lease Agreement. Should all Parties give notice of withdrawal, the Parties shall proceed to surrender the Lease Area and terminate the Lease Agreement and this Operating Agreement. If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Lease Agreement and this Operating Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 12.6.

(B) Any Party withdrawing under Article 10.2 or under this Article XII shall withdraw from the entirety of the Lease Area, including all Exploration Areas and all Discoveries made prior to such withdrawal, and thus surrendering to the other Parties not joining in its withdrawal all its rights to recover and Participate in the sale of Precious Minerals and Diamonds and the costs and expenses incurred generated by operations after the effective date of such withdrawal and all rights in associated Lease Area and Lease Agreement and this Operating Agreement will remain with the non-withdrawing Parties, subject to any applicable approved by the Government.

12.3 Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement of Precious Minerals and Diamonds produced through the effective date of its withdrawal. The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal. After ninety (90) Days of withdraw, or sufficient and certain evidence is acceptable to the Non-Withdrawing Parties the Party that withdrew shall not be entitled to receive any surplus amounts of monies still on reserve in the Profit Reserve Account.

12.4 Obligations and Liabilities of a Withdrawing Party

(A) A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(1) Costs of Operations, any additional Exclusive Operations in which it has agreed to participate, that were approved by the Consenting Parties as part of a Work Program and Budget or AFE prior to such Party’s notification of withdrawal, regardless of when they are actually incurred,

(2) Any Minimum Work Obligations for the current period or phase of the Development Plan, and for any subsequent period or phase which has been approved pursuant to Article 10.2,

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(3) Emergency expenditures as described in Articles 4.2(B)(1) and 12.5,

(4) All other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

(5) In the case of a partially withdrawing Party, any costs and liabilities with respect to Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of Exploration, Extraction and Operation in the Lease Area in which participated (or was required to bear a share of the costs pursuant to Article 12.4(A) to the extent such costs of Exploration, Extraction, Operation Completion and Surrender are payable by the Parties under the Lease Agreement and this Operating Agreement. Any liens, charges and other encumbrances which the withdrawing Party placed on such Party’s Participating Interest prior to its withdrawal shall be fully satisfied or released within no longer than ninety (90) Days, at the withdrawing Party’s expense prior to its withdrawal. A Party’s withdrawal shall not relieve it from liability to the no-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article XII merely because they are not identified or identifiable at the time of withdrawal.

(B) Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it elected not to Participate in (other than operations and expenditures described in Article 12.4(A)(2) or 12.4(A)(3) if it sends notification of its withdrawal within five (5) Days before such operation’s begin on the Lease Area) of the Operator approving such operation or expenditure.

12.5 Emergency. If any natural disaster or other significant emergency occurs, that materially interrupts Operations prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are actually incurred.

12.6 Assignment. A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise. The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

12.7 Approvals. A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments. The non-withdrawing Parties shall use reasonable efforts to assist the withdrawing Party in obtaining such approvals. Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party. If the Government does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a party as if such notice of withdrawal had ever been sent or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

12.8 Security

(A) A Party withdrawing from this Agreement and the Lease Agreement pursuant to this Article XII shall provide security satisfactory to the other Parties to satisfy any obligations or liabilities which were approved or accrued prior to notice of withdrawal, but which become due after its withdrawal, including, without limitation, security to cover the costs of a surrender or completion of the reclamation of Lease Areas, if applicable.

(B) Failure to provide Security shall constitute default under this Agreement.

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(C) “Security’’ means each of their Participating Interests share or obligations from the Project Account and Profit Distribution Account and its share has sufficient worth to pay its obligations in all reasonably foreseeable circumstances or, failing the provision of either of those, cash deposited in the Trust of an attorneys escrow account, at a mutually agreed upon financing institution duly licensed and insured and in good standing to operate within The Republic of Ghana, with the withdrawal rights granted to the Non-Withdrawing Parties.

12.9 Withdrawal or Surrender by all Parties. In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement and the Lease Area Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of applicable law and to facilitate the sale, disposition or surrender of property or interests held by the Parties for the Project Account or Profit Reserve Account of otherwise as necessary to Surrender the Lease Area in compliance with the Lease Area Agreement.

ARTICLE XIII — RELATIONSHIP OF PARTIES AND TAX

13.1 Relationship of Parties. The rights, duties, obligations, and liabilities of the Parties under this Agreement shall be individual, not Operators, or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create a mining or other partnership, Operators venture or association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant, or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Operations Agreement. In their relations with each other under his Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

13.2 Tax. Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all Participating Interest obligations under the Lease Agreement and under this Operating Agreement. Each Party shall protect, defend, and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including, but not limited to, deductions, depreciation, credits, and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax and revenue authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the laws and regulations of the Government or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to notifying the Parties such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax and revenue proceeding.

13.3 United States Tax Election

(A) If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership (and if the Parties have not agreed to form a tax partnership), each “U.S. Party” (as defined below) elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code. Operator is authorized and directed to execute and file for each U.S. Party such evidence or this election as may be required by the Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5), and shall provide a copy thereof to each U.S. Party. Should there be any requirement that any U.S. Party give further evidence of this election, each U.S. Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

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(B) No Party shall give any notice or take any other action inconsistent with the election made above. If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each U.S. Party shall make such elections as may be permitted or required by such laws. In making the foregoing election, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

(C) For the purposes of this Article XIII, “U.S. Party” shall mean any Party which is subject to the income tax law of the United States in respect of operations under this Agreement.

(D) No activity shall be conducted under this Agreement that would cause any Party that is not a U.S. Party to be deemed to be engaged in a trade or business within the United States under applicable tax laws and regulations.

(E) A Party which is not a U.S. Party shall not be required to do any act or execute any instrument which might subject it to the taxation jurisdiction of the United States.

ARTICLE XIV — CONFIDENTIAL INFORMATION

14.1 Confidential Information

(A) Subject to the provisions of the Lease Agreement and this Operating Agreement, the Parties agree that all information and data acquired or obtained by any Party in respect of Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Lease Agreement to any person or entity not a Party to this Agreement, except:

(1) To an Affiliate, provided such Affiliate maintains confidentiality as provided in this Article XIV,

(2) To a governmental agency or other entity when required by the Lease Agreement,

(3) To the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party,

(4) To prospective or actual sub-contractors, consultants and attorneys employed by any Party where disclosure of such data or information is essential to such, consultant’s, or attorney’s work,

(5) To a bona fide prospective transferee of a Party’s Participating Interest (including an entity with whom a Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation, or the sale of a majority of its or an Affiliate’s shares),

(6) To a bank or other financial institution to the extent appropriate to a Party arranging for funding,

(7) To the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 18.2,

(8) To its respective employees for the purposes of Operations, subject to each Party taking customary precautions to ensure such data and information is kept confidential, and,

(9) Any data or information which, through no fault of a Party, becomes a part of the public domain.

(B) Disclosure as pursuant to Article 14.1(A), (4), (5), and (6) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the data and information strictly confidential pursuant to the terms of the Lease Agreement and not to use or disclose the data and information except for the express purpose for which disclosure is to be made.

14.2 Continuing Obligations. Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 14.1 and any disputes shall be resolved in accordance with Article XVII.

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14.3 Proprietary Technology. Nothing in this Agreement shall require a Party to divulge proprietary technology, if any, to the other Parties; provided that where the cost of development of proprietary technology has been charged to the Project Account, such proprietary technology shall be disclosed to all Parties bearing a portion of such cost and may be used by any such Party or its Affiliates in other operations.

14.4 Trades. Notwithstanding the foregoing provisions of this Article XIV, Operator may, with notice to all the Parties, make trades, offtake arrangements and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded. Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE XV — FORCE MAJEURE

15.1 Obligations. If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish security then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure, and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it and all such disputes shall be handled within the sole discretion of the affected Party.

15.2 Definition of Force Majeure. For the purposes of this Agreement, “Force Majeure” shall have the same meaning as is set out in the Lease Agreement.

ARTICLE XVI — NOTICES

16.1 Notices. Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement, shall be in writing, in English and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties as designated below. Oral communication does not constitute notice for purposes of this Agreement, and telephone numbers for the Parties are listed below as a matter of convenience only. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received “Received” for purposes of this Article XVI shall mean actual delivery of the notice to the address of the Party to be notified specified in accordance with this Article XVI. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

Notices are to be sent to the respective address first listed in the preamble of this Agreement and as directed below:

GUSKIN GOLD CORP.

Attention:	Naana Asante, Managing Director
Telephone:	408 766 1511
Telefax:	N/A
Email:	naana.asante@guskingold.com

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GUSKIN GOLD GHANA #1 LIMITED

Attention:	Naana Asante, Managing Director
Telephone:	408 766 1511
Telefax:	N/A
Email:	naana.asante@guskingold.com

ENSURO GROUP OF COMPANIES LIMITED

Attention:	George Owusu
Telephone:	0552477554
Telefax:	N/A
Email:	kwame11975@gmail.com

Copy to, if applicable:

MINERALS COMMISSION (Ghana)

Minerals House #12

Switchback Road, Residential Area

Cantonments GL 060-1131

P.O. Box M 248, Accra Ghana

Attention:	Martin Ayisi, Deputy Chief Executive Officer
Telephone:	+ 233 (0) 266 772783
Telefax:	+ 233 (0) 302 773324
Email:	Matrin.Ayisi@mincom.gov.gh

Copy to, if applicable:

GHANA GEOLOGICAL SURVEY AUTHORITY

No 6, 7th Avenue, West Ridge

P.O. Box M80, Accra Ghana

Attention:	Dr. Daniel Boamah, Ag, Director General
Telephone:	+ 233 (0) 302 679 236
Telefax:	+ 233 (0) 302 679 238
Email:	boahamwaku@yahoo.com

ARTICLE XVII — APPLICABLE LAW AND DISPUTE RESOLUTION

17.1 Applicable Law. This Agreement shall be governed by, construed, interpreted, and applied in accordance with the laws of Ghana, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

17.2 Dispute Resolution

(A) Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Article 17.2. Any Party may submit such a dispute, controversy or claim to arbitration by notice to the other Parties.

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(B) The arbitration shall be heard and determined by three (3) arbitrators. Each side shall appoint an arbitrator of its choice within sixty (60) Days of the submission of a notice of arbitration. The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within sixty (60) Days following the appointment of both Party-appointed arbitrators. If the Party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or Party refuses to appoint it Party-appointed arbitrator within said sixty (60) Day period, the appointing authority for the implementation of such procedure shall be the high court of Ghana, who shall, appoint an independent arbitrator who does not have any financial interest in the dispute, controversy, or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

(C) Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

(1) The arbitration proceedings shall be held in Ghana,

(2) The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language,

(3) The arbitrator(s) shall be and remain at all times wholly independent and impartial,

(4) The arbitration proceedings shall be conducted under the International Arbitration Rules having effect on the Effective Date,

(5) Any procedural issues not determined under the arbitral rules selected pursuant to Article 17.2(C)(4) shall be determined by the arbitration act and any other applicable laws of Ghana, other than those laws which would refer the matter to another jurisdiction;

(6) The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrations),

(7) The decision of the sole arbitrator or a majority of the arbitrators, as the case may be, shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrators made and promptly paid in U.S. dollars free of any deduction or offset; and any costs or fees incident to enforcing the award, shall to the maximum extent permitted by law be charged against the Party resisting such enforcement,

(8) Consequential, punitive, or other similar damages shall not be allowed except those payable to third parties for which liability is allocated among the Parties by the arbitral award or as expressly provided pursuant to the terms of this Agreement,

(9) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at the Agreed Interest Rate,

(10) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be,

(11) For purposes of allowing the arbitration provided in this Article XVII, the enforcement and execution of any arbitration decision and award, and the issuance of any attachment or other interim remedy, and governmental body or agency, which becomes a Party to this Agreement agrees to waive all sovereign immunity by whatever name or title with respect to disputes, controversies or claims arising out of or in relation to or in connection with this Agreement or the operations earned out under this Agreement,

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(12) The arbitration shall proceed in the absence of Party who, after due notice, fails to answer or appear. An award shall not be made solely on the default of Party, but the arbitrator(s) shall require the Party who is present to submit such evidence as the arbitrator(s) may determine is reasonably required to make an award,

(13) If an arbitrator should die, withdraw, or otherwise become incapable of serving, or refuse to serve, a successor arbitrator shall be selected and appointed in the same manner as the original arbitrator, and

(14) The arbitral award shall state the names of the arbitrators, the names and addresses of the parties, the names of the parties’ representatives, if any, and the date and place where the award was made and shall be signed by each arbitrator (or by a majority of the arbitrators with a statement that a minority of the arbitrators have refused to sign).

ARTICLE XVIII — GENERAL PROVISIONS

18.1 Conflicts of Interest

(A) Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

(B) The provisions of the preceding paragraph shall not apply to:

(1) Operator(s) performance which is in accordance with the local preference laws or policies of the Government, or

(2) Operator(s) acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

18.2 Public Announcements

(A) Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Operations; provided that, no public announcement or statement shall be issued or made unless prior to its release all the Parties have been furnished with a copy of such statement or announcement and the approval of the Parties has been obtained. Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties but shall promptly furnish all the Parties with a copy of such announcement or statement.

(B) If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Operations, it shall not do so unless prior to its release, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of the Parties; provided that, notwithstanding any failure to obtain such approval, no Party, shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Articles 14.1(A)(3) and (7).

18.3 Successors and assigns. Subject to the limitations on transfer contained in Article XI, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

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18.4 Waiver. No waiver by a Party of any one or more defaults by another Party the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character. Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waives, release or modify such right.

18.5 Severance of Invalid Provisions. If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

18.6 Modifications. Except as is provided in Articles 10.2(B) and 18.5, there shall be no modification of this Agreement or the Lease Agreement except by written consent of all Parties.

18.7 Headings. The topical hearings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all the provisions of this Agreement relating to any topic are to be found in any particular Article.

18.8 Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

18.9 Gender. Reference to any gender includes a reference to all other genders.

18.10 Counterpart Execution. This Agreement is executed in any number of original counterparts and each such counterpart shall be deemed an original Agreement for all purposes provided no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

18.11 Warranties as to Payments, Gifts and Loans

(A) Each Party warrants that it and its Affiliates have not made, offered, or authorized and will not make, offer or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e. any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of Ghana; (ii) the laws of the country of incorporation of such Party or such Party’s ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the convention’s Commentaries. Each Party shall defend, indemnify, and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from our related to, any breach by such first Party of such warranty. Such indemnify obligation shall survive termination or expiration of this Agreement. Each Party shall in good time (i) respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; and (ii) furnish applicable documentary support for such response upon request from such other Party.

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(B) Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws applicable to it. Each Party must rely on the other Party’s system of internal controls, and on the adequacy of the full disclosure of the facts, and of financial and other data regarding the Operations undertaken under this Agreement. No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities, or any other transactions, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

18.12 Entirety. This Agreement is the entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior understandings and negotiations of the Parties.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the first indicated above.

ENSURO GROUP OF COMPANIES LIMITED

Per:	/s/ George Owusu	Date: _________________________
Name: George Owusu
Title: Managing Director

GUSKIN GOLD GHANA LTD.

Per:	/s/ Naana Asante	Date: _________________________
Name: Naana Asante
Title: President and Director

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EXHIBIT “A”

ACCOUNTING PROCEDURE

THIS ACCOUNTING PROCEDURE is attached to, and hereby made part of the Operating Agreement, by and between GUSKIN GOLD GHANA LTD. and ENSURO GROUP OF COMPANIES LIMITED, hereinafter called the “Agreement” effective as of the Effective Date of the Operating Agreement of which this Exhibit A is attached.

SECTION 1 — GENERAL PROVISIONS

1.1 Purpose

1.1.1 The purpose of the Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement which reflect the costs of Operations to the end that no Party shall gain or lose in relation to other Parties.

It is intended that approval of the Work Program and Budget and AFEs as provided in the Agreement shall constitute approval of the rates and allocation methods used therein to currently charge the Project Account. All rates and allocation methods contained in Work Programs, Budgets and AFEs as provided in this agreement shall be in accordance with Article 1.9, but subject to verification by audit and adjustment to actual at a later date as provided in the Accounting Procedure.

1.1.2 The Parties agree, however, that if the methods prove unfair or inequitable to Operator, the Parties shall meet and in good faith endeavor to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1.2 Conflict with Agreement

In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions of the Agreement shall prevail.

1.3 Definitions

The definitions contained in Article 1 of the Agreement to which this Accounting Procedure is attached shall apply to this Accounting Procedure and have the same meanings when used herein. Certain terms used herein are defined as follows:

“Accrual basis” means that basis of accounting under which costs, and benefits are regarded as applicable to the period in which the liability for the costs is incurred or the right to the benefit arises, regardless of when invoiced, paid, or received.

“Material” shall mean Goods, such as Gold and/or other minerals acquired for Operations of the Lease Area.

“Property” means any Operators property which is moveable or not permanently affixed to the ground or so affixed or can be removed without unreasonable damage to such property.

1.4 Project Account Records and Currency Exchange

1.4.1 Operator shall always maintain and keep true and correct records of the production and disposition of all Precious Minerals and of all costs and expenditures under the Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties hereto in connection with their rights and obligations under the Agreement. The Operator will be responsible for the fiscal obligations relating to the Operations save in respect of those taxes which are the legal responsibility of the Government, or each of the Parties.

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1.4.2 Operator shall maintain accounting records pertaining to Operations in accordance with the Lease Agreement and generally accepted accounting practices used in the international mining industry and any applicable statutory obligations of Ghana as well as the provisions of the Lease Agreement and this Operating Agreement.

1.4.3 Project Account records shall be maintained by Operator in the English language and in United States of America (“US”) currency and in such other language and local Cedi currency as may be required by the laws of Ghana or the Lease Agreement. Conversions of currency shall be recorded at the rate actually experienced in that conversion. Currency translations for expenditures and receipts shall be recorded at the rate establish by the standard accounting procedures of the Operator which is currently the arithmetic average of the buying and selling rates at the close of business on the last Business Day of the previous month as quoted and published by a reputable international reporting agency or a top twenty-five global world bank.

1.4.4 Any realized currency exchange gain or losses shall be credited or charged to the Project Account, except as otherwise specified in this Accounting Procedure.

1.4.5 This Accounting Procedure shall apply, mutatis mutandis, to Exclusive Operations in the same manner that it applies to Operations; provided, however, that the charges and credits applicable to Consenting Parties shall be distinguished by an Exclusive Project Operation Account. For the purpose of determining and calculating the remuneration of the Consenting Parties, including the premiums for Exclusive Operations, the costs and expenditures shall be expressed in US currency and/or in the local Ghana currency Cedi (irrespective of the currency in which the expenditure was incurred).

1.4.6 The Accruals Basis for accounting shall be used in preparing accounts concerning the Projects Operations.

1.5 Statements and Billings

1.5.1 Unless otherwise agreed by the Parties, Operator shall issue quarterly to each Party, on or before the last Day of each quarter, statements of the costs and expenditures incurred during the prior quarterly period, indicating by appropriate classification the nature thereof, the corresponding budget category AFE and the portion of such costs charged to each of the Parties.

These statements, as a minimum, shall contain the following information:

•	Advances or Distribution of profits or funds received from each Party,
•	the share of each Party in total expenditures,
•	the accrued expenditures,
•	the current account balance of each Party,
•	summary of costs, credits and expenditures on a current quarterly, year-to-date basis, and
•	details of unusual charges and costs in excess of US$200,000.

1.5.2 Operator shall, upon request, furnish a description of the accounting classifications used by it.

1.5.3 Amounts included in the statements and billings shall be expressed in US currency or Cedi currency.

1.5.4 Each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of Ghana and of all other countries to which it may be subject. Operator, to the extent that the information is reasonably available from the Project Account records, shall provide Parties in a timely manner with the necessary statements to facilitate the discharge of such of such responsibility.

1.6 Payments and Advances

1.6.1 Upon approval of any Work Program, Budget and AFE, if Operator so requests, each Party shall advance its share of estimated cash requirements or pledge its share from the succeeding month’s operations. Each such cash call shall be equal to the Operator’s estimate of the money to be spent in the currencies required to perform its duties under the approved Work Program and Budget during the quarter concerned. The Operator may determine that the cash to be called for a month may be paid in separate amounts within the month, if applicable. For information purposes the cash call shall contain an estimate of the funds required for the succeeding one (1) month.

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1.6.2 Each such cash call, detailed by major budget categories and AFE shall be made in writing and delivered to all Parties not less than fifteen (15) Days before the payment due date. The due date for payment of such advances shall be set by Operator but shall be no sooner than the first Business Day of the month for which the advances are required. All advances shall be made without bank charges.

1.6.3 Each Party shall wire transfer its share or agree to allow its share to be debited of the full amount of each such cash call to Operator on or before the due date, in US dollars or Cedi from the Project Account at the bank designated by Operator. For all payments made by the Operator in currencies other than US dollars, or Cedi the Operator shall request payment from the Parties in US dollars. It is the intent that none of the Parties shall experience an exchange gain or loss at the expense of, or to the benefit of, the other Parties.

1.6.4 Notwithstanding the provisions of Section 1.6.2, should Operator be required to pay any sums of money for the Operations which were unforeseen at the time of providing the Parties with said estimates of its requirements, Operator may make a written request of the Parties for special advances covering the Parties’ share of such payments. Each such Party shall make its proportional special advances within ten (10) Days after receipt of such notice.

1.6.5 If a is Party’s advances exceed its share of expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly. A Party may request that its excess advances be refunded. Operator shall make such refund or a credit to the parties within ten (10) Days after receipt of the Party’s request provided that the amount is in excess of $200,000. The Operator will make best endeavors to place surplus funds in an interest-bearing bank account.

1.6.6. If a Party’s advances are less than its share of expenditures, the deficiency shall, at Operator’s option, be added to subsequent cash advance requirements or be paid or credited by such Party within ten (10) Days following receipt of Operator’s billing to such Party for such deficiency.

1.6.7 If, under the provisions of the Agreement, Operator is required to segregate funds received from the Parties, any interest received on such funds shall be applied against the next succeeding cash call or crediting, if directed by the Operator distributed quarterly. The interest thus received shall be allocated to the Parties in accordance with their Participating Interests except if a Party is late in making a payment or credit in which case interest will be allocated on an equitable basis taking into consideration date of funding by each Party to the accounts in proportion to the funding into the account. A monthly statement summarizing receipts, disbursements, transfers to each project bank account(s) and beginning and ending balances thereof shall be provided by Operators on a quarterly or upon request. Any interest received by Operator from interest-bearing accounts containing commingled funds received from the Parties shall be credited to the Parties in accordance with the allocation procedure as set out above.

1.6.9 Payments or Credits of advances shall be made on or before the due date. If these payments or credits are not received by the due date the unpaid balance shall bear and accrue interest from the due date until the payment is received by Operator at the Agreed Interest Rate and the provisions of Article VII of the Agreement shall apply.

1.6.10 Subject to governmental regulation, Operator shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies to the extent that such currencies are then required for operations. The cost of any such conversion shall be charged to the Project Account. The conversion rate of various currencies should be notified in the next quarterly billing statements.

1.6.11 Operator shall endeavor to maintain funds held for the Project Account in bank accounts at a level consistent with that required for the prudent conduct of Operations.

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1.7 Adjustments

Payments of any advances or billings shall not prejudice the right of any Party to protest or question the correctness thereof; provided, however, all bills and statements rendered to Parties by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of such calendar year, unless within the said twenty-four (24) month period a Party takes written exception thereto and makes claim on Operator for adjustment. Failure on the part of a Party to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making claims for adjustment thereon. No adjustment favorable to Operator shall be made unless it is advised within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the Property as provided for in Section V. Operator shall be allowed to make adjustments to the Project Account after such twenty-four (24) month period if these adjustments result from audit exceptions outside of this Agreement, third party claims, or Government requirements. Any such adjustments shall be subject to audit within the time period specified in Section 1.8.1.

1.8 Audits

1.8.1 A Non-Operator, upon at least sixty (60) Days advance notice in writing to Operator and all other Non-Operators, shall have the right to audit the Project Accounts and records of Operator relating to the accounting hereunder for any calendar year within the twenty- four (24) month period following the end of such calendar year. The cost of each such audit shall be borne by Parties conducting the audit. It is provided, however, that Non-Operators must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within said twenty-four (24) month period. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct Operations or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator. Operator and Non-Operators shall make every effort to resolve any claim resulting from an audit within ninety (90) days of the receipt of the audit report. If at the conclusion of the ninety (90) day period the claim remains unresolved, the matter will be referred back to all the Parties.

1.8.2 Any information obtained by a Non-Operator under the provisions of this Section 1.8 shall be kept confidential and shall not be disclosed to any third party, except as would otherwise be permitted by Article 14.1 (A) (3) and (9) of the Agreement.

1.8.3 The Operator’s Affiliate’s records in respect of services referred to in Section 2.6.2 shall not be subject to audit. The Non-Operators will be granted the opportunity to provide an audit program questionnaire to the Operator’s statutory auditors with regard to the form and content of their audit of the Operator’s cost allocation procedures, administrative costs and time-writing. On completion of their audit the Operator’s statutory auditors will provide the Operator with a detailed report with their conclusions as to whether the cost allocation procedures have been followed and whether these procedures are fair and reasonable. The Operator shall distribute this report to the Non-Operators. If the Operator’s statutory auditors decline to provide such a report, the Non-Operators shall select an internationally reputable independent firm of public accountants to provide such report pursuant to instructions given by the Non-Operators. These instructions shall be handed over to the Operator. The Operator shall accept such firm selected by non-Operators unless it causes a conflict of interest. All costs of the audits specified in this Article 1.8.3 shall be borne by the Non-Operators unless the Operating Committee confirms that the Operator’s cost allocation procedures have not been followed as provided for in Article 1.9, in which case, the audit costs shall be charged to the Project Account.

1.8.4 In the event that the Operator is required by the Government, to employ a public accounting firm to audit the Project Account(s) and records of Operator relating to the accounting hereunder, the cost thereof shall be a charge against the Project Account and a copy of the audit certificate/report shall be furnished to each Party.

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1.8.5 At the conclusion of each audit, the Parties shall endeavor to settle outstanding matters expeditiously. To this end the Parties conducting the audit will make a reasonable effort to prepare and distribute a written report to the Operator and all the Parties who participated in the audit as soon as possible and in any event within ninety (90) Days after the conclusion of each audit. The report shall include all claims arising from such audit together with comments pertinent to the operation of the accounts and records. Operator shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than ninety (90) Day after receipt of the report. Should the Non-Operators consider that the report or reply requires further investigation of any item therein, the Non-Operators shall have the right to conduct further investigation in relation to such matter notwithstanding the provisions of Sections 1.7 and 1.8.1 that the period of twenty-four (24) months may have expired. However, conducting such further investigation shall not extend the twenty-four (24) month period for taking written exception to and making a claim upon the Operator for all discrepancies disclosed by said audit. Such further investigations shall be commenced within thirty (30) Days and be concluded within sixty (60) Days after the receipt of such report or reply.

1.8.6 All adjustments resulting from an audit agreed between the Operator and the Non-Operator conducting the audit shall be reflected promptly in the Project Account by the Operator and reported to the Non-Operator(s). If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Parties, and, unless otherwise agreed by the parties to the dispute, resolved in accordance with the provisions of Article XVII of the Agreement. If all the parties to the dispute so agree, the adjustment(s); may be referred to an independent expert agreed to by the parties to the dispute. At the election of the parties to the dispute, the decision of the expert will be binding upon such parties. Unless otherwise agreed, the cost of such expert will be shared equally by all parties to the dispute.

1.9.1 Allocations

If it becomes necessary to allocate any costs or expenditures to or between Operations and any other operations, such allocation shall be made on a countable basis. For informational purposes only, Operator shall furnish a description of its allocation procedures pertaining to these costs and expenditures and its rates for personnel and other charges, along with each proposed Work Program and Budget

SECTION 11 — DIRECT CHARGES

Operator shall charge the Project Account with all costs and expenditures incurred in connection with the Operations. It is also understood that charges for services normally provided by an Operator such as those contemplated in Section 2.6.2 which are provided by Operator’s Affiliates shall reflect the cost to the Affiliate, excluding profit, for performing such services, except as otherwise provided in Section 2.6 and Section 2.6.1.

The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties hereto in connection with the rights and obligations under this Agreement and for purposes of complying with the tax laws of Ghana and of such other countries to which any of the Parties may be subject. Without in any way limiting the generality of the foregoing, chargeable costs and expenditures shall include:

2.1 Licenses, Permits, etc.

All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of licenses, permits, Lease Agreement and/or surface rights payments, for Operations paid in accordance with the Lease Agreement when paid by Operator in accordance with the provisions of the Agreement.

2.2 Salaries, Wages and Related Costs

2.2.1 The salaries, wages and related costs of the employees of Operator and its Affiliates in Ghana directly engaged in Operations whether temporarily or permanently assigned.

2.2.2 The salaries, wages and related costs of the employees of Operator outside Ghana directly engaged in Operations whether temporarily or permanently assigned.

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2.2.3 Salaries and wages shall include everything constituting the employees’ total compensation. To the extent not included in salaries and wages, the Project Account shall also be charged with the cost to Operator of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as costs Operator for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalization, retirement and other benefit plans of a like nature applicable to labor costs of Operator. Operators’ employees participating in Ghana benefit plans may be charged at a percentage rate to reflect payments or accruals made by Operate applicable to such employees. Such accruals for Ghana benefit plans shall not be paid by Non-Operators, unless otherwise approved by the Parties, until the same are due and payable to the employee, upon withdrawal of a Party pursuant to the Agreement, or upon termination of the Agreement. which-ever occurs first.

2.2.4 Expenditures or contributions made pursuant to assessments imposed governmental authority for payments with respect thereto or on account of such employees.

2.2.5 Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Project Account under Sections 2 2.1 and 2.2.2 of this Section II and for which expenses the employees are reimbursed.

2.2.6 If employees are engaged in other activities in addition to the Project Operations, the cost of such employees shall be allocated in accordance with Article l.9.

2.2.7 Except as provided in Section 2.2.9, Operator’s cost of employees’ relocation to or from the vicinity or location where the employees will reside or work, whether permanently or temporarily assigned to the Project Operations. If such employee works on other activities in addition to Operations, such relocation costs shall be allocated in accordance with Article 1.9.

2.2.8 Such relocations costs shall include transportation of employees, families, personal and household effects of the employee and family, transit expenses and all other related costs.

2.2.9 Relocation costs from the vicinity of Ghana to another location classified as a foreign location by Operator shall not be chargeable to the Project Account unless such foreign location is the point of origin of the employee.

2.3 Offices, Camps and Miscellaneous Facilities

Cost of maintaining any offices, sub-offices, camps, warehouses, housing and other facilities of the Operator and/or Affiliates directly serving the Project Operations. If such facilities serve operations in additions to the Project Operations, the costs shall be allocated to the properties served in accordance with Article 1.9.

2.4 Material

Cost, net of discounts taken by Operator, if applicable of Materials purchased or furnished by Operator. Such costs shall include, but are not limited to, export broker’s fees, transportation charges, loading, unloading fees, export and import duties and license fees associated with the procurement of Precious Mineral Material and in transit losses, if any, not covered by insurance. So far as it is reasonably practical and consistent with efficient and economical operation, only such Precious Mineral Material shall be purchased for and the cost thereof to, the Project Account as may be required for immediate use.

2.5 Exclusively Owned Equipment and facilities of Operator and Affiliates

Charges for exclusively owned equipment, facilities and utilities of Operator and its Affiliates at rate not to exceed the average commercial rates of non-affiliated third parties, then prevailing for like equipment, facilities and utilities for use in the area where the same are used hereunder. Operator shall furnish Non-Operators a list of rates and the basis of application. Such rates shall be revised if found to be either excessive or insufficient every six (6) months.

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Drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement cost plus transportation costs to deliver like equipment to the location where used.

2.6 Services

2.6.1 The rates for services provided by Operator’s Affiliates and/or third parties within Ghana shall not exceed those rates currently prevailing for services performed by non-affiliated third parties, considering type, quality and availability of such services.

2.6.2 The cost of services performed by Operator’s Affiliates technical and professional staff not permanently located within Ghana, shall be charged at the rates generally used by Operator’s Affiliates for such personnel and represent the Operator’s Affiliates actual cost for that employee or type of employee. These rates shall include all costs incidental to the employment of such personnel but do not include transportation and living expenses which they may incur for the performance of such work. Such expenses shall be charged separately.

As early as possible, the Operator shall provide the Non-Operator with the rates referred to above for each annual year. Estimated rates will be used during the calendar year which will be retrospectively adjusted to actual rates within three (3) months of the end of the Operator’s Affiliates financial year, if necessary.

Examples of such services include, but are not limited to, the following:

•	Geological Studies and Interpretation
•	Surveying work airborne or groundwork
•	Log Analysis, Correlation and Interpretation
•	Laboratory Services
•	Site Geology
•	Project Engineering
•	Source Rock Analysis
•	Geochemical Analysis
•	Drilling Supervision and Labor
•	Development Evaluation

Project Accounting and Legal professional services Costs shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, employee benefits and reasonable expenses. Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, support staff, drafting, telephone and other communications expenses, computer support, data center support, energy costs, water supply, camp construction and logistics, supplies and depreciation and administrative overhead.

2.7 Affiliate Overhead

2.7.1 Purpose

Operator shall charge the Project Account monthly for the cost of redirect services and related office costs of Operator and its Affiliates not otherwise provided in this Accounting Procedure. Indirect costs chargeable under this Section 2.7 represent the cost of general assistance and support services provided by Operator and its Affiliates. These costs are such that it is not practical to identity or associate them with specific projects but are for services which provide the Operations with needed and necessary resources which Operator requires and provide a real benefit or to engage in Operations. No cost or expenditure included under other parts of Section II shall be included or duplicated under this Section 2.7. The charges under Section 2.7 are not subject to audit under Sections 1.8.1 and 1.8.2 other than to verify that the overhead percentages are applied correctly to the expenditure basis.

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2.7.2 Amount

2.7.2.1 The indirect charge under Section 2.7.1 for any month shall equal the greater of the total amount of indirect charges for the period beginning at the start of the Calendar Year through the end of the period covered by Operator’s invoice (“Year-to-Date”) determined under Section 2.7.2.2, less indirect charges previously made under Section 2.7.1 for the Calendar Year in question, or the amount of the minimum assessment determined under Section 2.7.2.3, calculated on an annualized basis (but reduced pro rata for periods of less than one year), less indirect charges previously made under Section 2.7.1 for the Calendar Year in question.

2.7.2.2 Unless exceeded by the minimum assessment under Section 2.7.2.3, the aggregate Year-to-Date indirect charges shall be a percentage of the Year-to-Date expenditures, calculated on the following scale (US Dollars):

Annual Expenditures

US$0 to US$5,000,000 of expenditures = TBD%

Next US$10,000,000 of expenditures = TBD%

Excess above US$15,000,000 of expenditures = TBD%

2.7.2.3 A minimum amount of US$50,000 shall be assessed each Calendar Year calculated from the Effective Date and shall be reduce, pro rata for periods of less than a year.

2.7.2.4 Indirect Charge for Projects

As to major projects (such as, but not limited to processing plants, and dismantling for decommissioning of camps and/or other related facilities) when the estimated cost of each project amounts to more than US$1,000,000 a separate indirect charge for such project shall be approved by the Parties from time to time during the time of the project.

During its process of winding-up Operations, Operator shall have the right to charge the greater of the sliding scale percentage rate or the minimum indirect charge for a period of twenty-four (24) months. If the winding-up process continues beyond the end of such period, the charge shall be confined to and based upon the sliding scale percentage rate.

Notwithstanding the foregoing, the indirect rates and related calculation method for development operations, production operations, and dismantling for decommissioning of platforms and related facilities shall be agreed upon by the Parties prior to and for those phases(es) of operations.

2.7.3 Exclusions

The expenditures used to calculate the monthly indirect charge shall not include the indirect charge (calculated either as a percentage of expenditures or as a minimum monthly charge), rentals on surface rights acquired and maintained for the Project Account, guarantee deposits, pipeline tariffs, concession acquisition costs, bonuses paid in accordance with the Lease Agreement, royalties and taxes on production or revenue to the Project Account paid by Operator, expenditures associated with major construction projects for which a separate indirect charge is established hereunder, payments to third parties in settlement of claims, and other similar items.

Credits arising from any government subsidy payments, disposition of Material, and receipts from third parties for settlement of claims shall not be deducted from total expenditures in determining such indirect charge.

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2.8 Insurance

Premiums paid for insurance required by law or the agreement to be carried for the benefit of the Operations.

2.9 Damages and Losses to Property

2.9.1 All costs or expenditures necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause. Operator shall furnish Non-Operator written notice of damages or losses incurred in excess of US$500,000 as soon as practical after report of the same has been received by Operator.

2.9.2 Credits for settlements received from insurance carried for the benefit of the Operations and from others for losses or damages to Operators Property or Materials Each Party shall be credited with its Participating Interest share thereof except when such receipts are derived from insurance purchases by Operator for less than all parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions toward to insurance coverage.

2.9.3 Expenditures incurred in the settlement of all losses, claims, damages, judgements and other expenses for the account of Project Operations.

2.10 Litigation and Legal Expenses

The costs and expenses of litigation and legal services necessary for the protection of the Project Operations under this Agreement as follows:

2.10.1 Legal services necessary or expedient for the protection of the Operations and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, inducing reasonable attorneys’ fees and expenses, together with all judgements obtained against the Parties or any of them arising from the Operations.

2.10.2 If the Parties shall so agree, actions or claims affecting the Operations hereunder may be handled by the legal staff of one or any of the Parties hereto; and a charge commensurate with the reasonable costs of providing and furnishing such services rendered may be made by the Party providing such service to Operator for the Project Account, but no such charges shall be made until approved by the Parties.

2.11 Taxes and Duties

All taxes, duties assessments and governmental charges, of every kind and nature, assessed or levied upon or in connection with the Operations, other than any that are measured by or cased upon the revenues, income and net worth of a Party, or any penalties arising as a result of mismanagement and late payment of taxes by the Operator.

If Operator or an Affiliate is subject to income or withholding tax as a result of services performed at cost for the operations under the Agreement, its charges for such services may be increased by the amount of such taxes incurred (grossed up).

2.12 Training Costs

All costs and expenses incurred for training and developing personnel in accordance with the provisions of the Lease Agreement or other obligation.

2.13 Ecological and Environmental

Costs to provide or have available pollution containment and removal equipment plus costs of actual control clean up and remediation of lands.

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2.14 Decommissioning (Surrender) and Reclamation

Costs incurred for decommissioning, completing (surrender) and reclamation of the Operators Property, including costs required by governmental or other regulatory authority or by the Lease Agreement.

2.15 Other Expenditures

Any other costs and expenditures incurred by Operator for the necessary and proper conduct of the sub-contractor(s) or joint operations in accordance with approve Work Programs and Budgets and not covered in this Section II.

SECTION III - ACQUISITION OF EQUIPMENT

3.1 Acquisitions

Equipment and Material purchases for the Project Account shall be charged at net cost paid by the Operator and recorded in the accounting records in accordance with the standard accounting procedures of the Operator. The price of Equipment and/or Materials purchased shall include, but shall not be limited to export broker’s fees, insurance, transportation charges, loading (mobilization) and unloading fees Demobilization), import duties, license fees and demurrage (retention charges or deposits) associated with the procurement of Equipment and/or other necessary Materials and applicable taxes less all discounts taken.

3.2 Materials Furnished by Operator

Materials required for operations shall be purchased for direct charge to the Project Account whenever practicable, except the Operator may furnish such Equipment and/or other Materials from its stock under the following conditions:

3.2.1 New Materials (Condition “1”). New Materials transferred from the warehouse or other properties of Operator shall be priced at net cost determined in accordance with Section 3.1 above.

3.2.2 Used Materials (Conditions “2” and “3”).

3.2.2.1 Material which is in sound and serviceable condition and suitable for use without repair or reconditioning. shall be classed as Condition “2” and priced at seventy percent (70%) of actual historical cost.

3.2.2.2 Materials not meeting the requirements of Section 3.2.2.1 above, but which can be made suitable for use, after being repaired or reconditioned, shall be classed as Condition “3” and priced at fifty percent (50%) of actual historical cost after repairs and reconditioning.

3.2.2.3 Material which cannot be classified as Condition “2” or Condition “3” shall be priced at a value commensurate with its use.

3.2.2.4 Fuel storge tanks, buildings and other items of Material involving erection costs, if transferred in decommissioned condition, shall be graded as to condition as provided in this Section 3.2.2 of Section III and priced based on actual historical or estimated and pre-approved cost.

3.2.2.5 Materials, which is no longer useable for its original purpose but is useable for some other purpose, shall be graced as to condition as provided in this Section 3.2.2 of Section III. Such Material shall be priced based on the current price of items normally used for such other purpose if sold to third parties.

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3.4 Warranty of Material Furnished by Operator

Under circumstances where the Operator furnishes materials from their own inventory then the following shall apply.

(a) in the case of new unused items, the Operator shall ensure that all warranties and guarantees issued by the manufacturer are transferred to the Project Account. In case of defective Material, credit shall not be passed to the Project Account until adjustment has been received by Operator from the manufacturers or their agents.

(b) in the case of used second-hand materials or Equipment the Operator is deemed at the time of transfer to certify that the material is fit for purpose. In case of defective material, the Operator is required to credit the Project Account in full.

SECTION IV - DISPOSAL OF MATERIALS

4.1 Disposal

Operator shall be under no obligation to purchase the interest of Non-Operators in new or used surplus Materials. Subject to the conditions stipulated in this Operating Agreement, Operator shall have the right to dispose of Materials but shall advise and secure prior agreement of the Parties of any proposed disposition of Non-Operators Materials having proceeds from such sale, if any credited to the Project Account either individually or in the aggregate. When any Operations are relieved of Materials charged to the Project Account, Operator shall advise each Non-Operator of the original cost of such Materials to the Project Account so that the Parties may eliminate such costs from their asset records. Credits for Materials sold by Operator shall be made to the Project Account in the month in which the payment is received for the Materials. Any Materials sold or disposed of under this Section shall be on an ‘as is, where is’ basis without guarantees or warranties of any kind of nature. Costs and expenditures incurred by Operator in the disposition of Materials shall be charged to the Project Account.

4.2 Material Purchased by a Party or Affiliate

Material purchased from the Operator’s Property by a Party or an Affiliate thereof shall be credited by Operator to the Project Account, with new Material valued in the same manner as new Material under Section 3.2.1 and used Material valued in the same manner as used Material under Section 3.2.2, unless otherwise agreed by the Parties.

4.3 Sale to Third Parties

Material purchased from the Operator’s Property by third parties shall be credited by Operator to the Project Account at the net amount collected by Operator from the Buyer. If on transactions in excess of US$100,000 the sales price is less than that determined in accordance with the procedure set forth in Section 4.2, then approval by the Parties shall be required prior to the sale. Any claims by the buyer for defective materials or otherwise shall be charged back to the sale. Any claims by the buyer for defective materials or otherwise shall be charged back to the Project Account if and when paid by Operator.

SECTION V — INVENTORIES

5.1 Periodic Inventories – Notice and Representation

At reasonable intervals, inventories shall be taken by Operator, of all Equipment and Materials on which detailed accounting records are normally maintained. The expense of conducting periodic inventories shall be charged to the Project Account. Operator shall give Non-Operators written notice at least thirty (30) Days in advance of its intention to take inventory and Non-Operators, at their sole cost and expense, shall each be entitled to have a representative present. The failure of any Non-Operator to be represented at such inventory shall bind such Non-Operator to accept the inventory taken by Operator, who shall in that event furnish each Non-Operator with a reconciliation of overages and shortages. Inventory adjustments to the Project Account shall be made for overages and shortages. Any adjustment equivalent to US$200,000 or more shall be brought to the attention of the Parties.

5.2 Special Inventories

Whenever there is a sale or change of interest in the Agreement, a special inventory may be taken by the Operator provided the seller and/or purchaser or such interest agrees to bear all the expense thereof. In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

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